Execution Version

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
EP ACQUISITION PARENT, INC.
U.S. SILICA COMPANY,
TRANQUILITY ACQUISITION CORP.,
EPMC PARENT LLC, AS THE STOCKHOLDERS’ REPRESENTATIVE,
and, solely for the purposes of Section 11.17,
GOLDEN GATE PRIVATE EQUITY, INC.
Dated as of March 22, 2018

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EXHIBITS

Exhibit A	Form of Escrow Agreement

Exhibit B	Form of Letter of Transmittal

Exhibit C-1	Stockholders Executing Release and Waiver

Exhibit C-2	Form of Release and Waiver
SCHEDULES

Schedule 1.01(a)	Closing Working Capital

Schedule 1.01(b)	Knowledge

Schedule 1.01(c)	Permitted Liens

Schedule 5.01	Conduct of the Company

Schedule 7.06	Termination of Expired Financing Statements

Schedule 8.01(a)	Governmental Approvals

Schedule 8.02(i)	Director and Officer Resignations

Schedule 8.02(j)	Termination of Liens

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DISCLOSURE SCHEDULES

Section 3.01	Organization

Section 3.02	Power and Authorization

Section 3.03	No Violation or Approval; Consents

Section 3.04	Capitalization of the Acquired Companies

Section 3.05	Financial Matters

Section 3.06	Absence of Certain Developments

Section 3.07	Debt; Guarantees

Section 3.08	Assets

Section 3.09	Real Property

Section 3.10	Intellectual Property

Section 3.11	Tax Matters

Section 3.12	Employee Benefit Plans

Section 3.13	Environmental Matters

Section 3.14	Contracts

Section 3.15	Related Party Transactions

Section 3.16	Labor Matters

Section 3.17	Litigation; Governmental Orders

Section 3.18	Compliance with Laws

Section 3.19	Corruption and Proceeds of Crime

Section 3.20	Trade Controls and U.S. Sanctions

Section 3.21	Safety Reports

Section 3.22	Insurance

Section 3.23	Customers and Suppliers

Section 3.24	No Brokers

Section 3.25	Licenses and Permits

Section 3.26	Bank Relations; Powers of Attorney

Section 3.27	Product Warranty

Section 3.28	Product Liability

Section 3.30	Reserve Information

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AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (as amended, modified or supplemented from time to time pursuant to the terms hereof, this “Agreement”), dated as of March 22, 2018, among EP Acquisition Parent, Inc., a Delaware corporation (the “Company”), U.S. Silica Company, a Delaware corporation (“Buyer”), Tranquility Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Buyer (“MergerSub”), EPMC Parent LLC, a Delaware limited liability company, solely in its capacity as representative of the Stockholders pursuant to Article 10 hereof (the “Stockholders’ Representative”), and solely for the purposes of Section 11.17, Golden Gate Private Equity, Inc., a Delaware corporation (“GGPE”).
RECITALS
WHEREAS, this Agreement contemplates a transaction in which Buyer will acquire the Company pursuant to a transaction in which MergerSub, a wholly-owned subsidiary of Buyer, will merge with and into the Company, with the Company surviving the Merger, in accordance with the Delaware General Corporation Law (the “DGCL”), and the holders of the Company’s Common Stock will receive cash as consideration in the Merger;
WHEREAS, the board of directors of the Company, subject to the terms and conditions set forth herein, has (i) determined that the Merger upon the terms and conditions set forth in this Agreement is in the best interests of the Company and the Stockholders, (ii) approved and declared advisable this Agreement, the Merger and the other Contemplated Transactions to which the Company is party and (iii) recommended approval and adoption by the Stockholders of this Agreement and the other Contemplated Transactions to which the Company is a party;
WHEREAS, the board of directors of MergerSub, subject to the terms and conditions set forth herein, has (i) determined that the Merger is in the best interests of MergerSub and its sole stockholder, Buyer, (ii) approved and declared advisable this Agreement, the Merger and the other Contemplated Transactions to which MergerSub is a party and (iii) recommended approval and adoption by Buyer of this Agreement and the other Contemplated Transactions to which MergerSub is a party;
WHEREAS, the board of directors of Buyer has approved and adopted this Agreement and the other Contemplated Transactions to which Buyer and MergerSub are parties; and
WHEREAS, concurrently with the execution and delivery of this Agreement, the Company and the Stockholders are delivering to Buyer and MergerSub the irrevocable written consent of Stockholders holding all of the outstanding shares of Common Stock in lieu of a meeting that constitutes the Stockholder Approval.
AGREEMENT
NOW, THEREFORE, in consideration of the foregoing premises and the respective representations, warranties, covenants and agreements contained herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:

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Article 1
DEFINITIONS
Section 1.01    Definitions.
(a)    The following terms, as used herein, have the following meanings:
“Acquired Companies” means the Company and the Company Subsidiaries.
“Adjustment Escrow Account” means a separate account established in accordance with the terms in the Escrow Agreement, which will hold the Adjustment Escrow Amount, and all interest and other amounts earned thereon, in escrow pursuant to the Escrow Agreement.
“Adjustment Escrow Amount” means Six Million Four Hundred Thirty Thousand Dollars ($6,430,000).
“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person. A Person will be deemed to control another Person if such first Person possesses, directly or indirectly, the power to direct, or cause the direction of, the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings.
“Aggregate Merger Consideration” means an amount equal to:

(A)	Seven Hundred Fifty Million Dollars ($750,000,000),

(B)	plus the sum of the following:

(1)	the total amount of the Closing Cash Balance (if the Closing Cash Balance is a positive amount), and

(2)	if Closing Working Capital exceeds Target Working Capital, the amount of such excess.

(C)	minus the sum of the following:

(1)	the total amount of the Closing Cash Balance (if the Closing Cash Balance is a negative amount),

(2)	the Closing Debt Amount,

(3)	the Closing Transaction Expenses, and

(4)	if Target Working Capital exceeds Closing Working Capital, the amount of such excess.

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“APA” means that certain Asset Purchase Agreement, dated April 5, 2017, by and between BASF Corporation and EP Engineered Clays Corporation (f/k/a Sandbox Acquisition Corp.), as amended on July 17, 2017.
“Applicable Law” means, with respect to any Person, any federal, state, provincial, local, municipal or foreign law, constitution, treaty, convention, statute, ordinance, code, rule, regulation, order, injunction, writ, judgment, award, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.
“Approval” means all notices, reports, filings, approvals, orders, authorizations, consents, licenses, permits, qualifications or registrations or waivers of any of the foregoing, required to be obtained from or made with, or any notice, statement or other communications required to be filed with or delivered to, any Governmental Authority or any other Person.
“Business” means the business of the Acquired Companies as such business is currently conducted.
“Business Day” means any day other than a Saturday, a Sunday or a day on which banks are authorized or required to close in New York, New York.
“Buyer Covered Parties” means, collectively, Buyer and its Affiliates (which, after the Closing, shall include the Acquired Companies) and their respective partners, general partners, officers, directors, employees, agents, and representatives.
“Cash” means (i) unrestricted cash and cash equivalents (including deposits in transit) of any Acquired Company, provided, that cash held in foreign bank accounts will not be deemed to be restricted solely because it is held in such foreign bank accounts, (ii) demand deposits, money markets or similar accounts and (iii) short-term highly liquid investments with original maturities of ninety (90) days or less, less all outstanding checks, bank overdrafts and negative account balances. For the avoidance of doubt, “Cash” does not include cash in the Escrow Account (as such term is defined in the APA).
“Closing Cash Balance” means the amount of all Cash that is held by any Acquired Company as at the close of business on the Business Day immediately preceding the Closing Date, which may be a positive or negative balance.
“Closing Date” means the date on which the Closing actually occurs.
“Closing Debt Amount” means the amount of all Debt of the Acquired Companies as at the close of business on the Business Day immediately preceding the Closing Date; provided that Debt relating to income Taxes, subject to and modified by clause (m)(ii) of the definition of Debt, shall include any and all income Tax obligations of the Acquired Companies for any Tax period (or portion thereof) ending on or prior to the Closing Date (and in the case of any Straddle Period, determined in the manner set forth in Section 7.04(a)).

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“Closing Transaction Expenses” means the aggregate amount of all Transaction Expenses (including the cost of the Tail Policy) that remain unpaid as at the close of business on the Business Day immediately preceding the Closing Date.
“Closing Working Capital” means the amount of the Acquired Companies’ consolidated (i) current assets, excluding all (A) Cash, (B) deferred Tax assets (which for the avoidance of doubt, the term “deferred Tax assets” includes any Tax net operating loss carryforwards, Tax credit carryforwards, or other similar Tax assets or attributes), (C) current income Tax assets, (D) receivables of any kind or nature from an employee, Affiliate, any Stockholder or its Affiliates or any director or officer of any Acquired Company or any Affiliates of such director or officer (including intercompany receivables) and (E) pre-paid costs of capital expenditures, less (ii) current liabilities, excluding all income Tax liabilities and deferred Tax liabilities, in each case as at the close of business on the Business Day immediately preceding the Closing Date, as determined on a consolidated basis in accordance the accounting policies, principles, practices and methodologies used in the preparation of the audited Financials of EP Minerals and its consolidated Subsidiaries as of November 30, 2017 and otherwise in accordance with GAAP, and utilizing only those line items and accounts of the type set forth on Schedule 1.01(a); provided, that such determination shall use the same accounting policies, principles, practices and methodologies for collections of receivables and payments of payables as are consistent with the historical practices of the Acquired Companies; provided, further, that current liabilities will not include any amounts payable in respect of Transaction Expenses, Debt (including accrued interest) or capital expenditures or any intercompany payables.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Common Stock” means the common stock, par value $0.01 per share, of the Company.
“Common Stock Certificates” means certificates representing shares of the Common Stock.
“Company Subsidiaries” means (a) Holdings, (b) 2473428 Ontario, Inc., a corporation existing under the laws of the Province of Ontario, (c) EP Management Corporation, a Delaware corporation, (d) EP Minerals, (e) EP Engineered Clays Corporation, a Delaware corporation, (f) EP Minerals International S.A.S., formed in the country of France, (g) EP Minerals Europe Verwaltungs and Betelligungs GmbH, formed in the country of Germany, (h) EP Minerals Europe GmbH & Co. KG, formed in the country of Germany, (i) EP Mexican Parent, Inc., a Delaware corporation, (j) EP Minerals de Mexico S. de R.L. de C.V., formed in the country of Mexico, and (k) Celatom de Mexico S. de R.L. de C.V., formed in the country of Mexico.
“Confidential Information” means, with respect to any Person, all trade secrets, know‑how and other confidential, nonpublic or proprietary information of that Person, including any such information derived from reports, investigations, research, studies, work in progress, codes, marketing, sales or service programs, customer lists, records relating to past service provided to customers, capital expenditure projects, cost summaries, equipment or production system designs or drawings, pricing formulae, contract analyses, financial information, projections, present and future business plans, agreements with vendors, joint venture agreements, confidential filings with any Governmental Authority and all other confidential, nonpublic concepts, methods, techniques

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or processes of doing business, ideas, materials or information prepared or performed for, by or on behalf of that Person.
“Contemplated Transactions” means the Merger and other transactions contemplated by this Agreement and the Transaction Documents.
“Contractual Obligation” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, license, indenture, note, bond, loan, insurance policy, sales order or other document or instrument (including any document or instrument evidencing any Debt and Purchase Orders but excluding the Organizational Documents of such Person) to which or by which such Person is legally bound, other than a Company Plan.
“Credit Facility” means, collectively, (a) that certain First Lien Credit Agreement, dated as of August 20, 2014, by and among Holdings, EP Management Corporation, a Delaware corporation (the “Parent”), the Lenders (as defined therein), and Bank of Montreal (“BMO”), a Canadian chartered bank acting through its Chicago branch, as Administrative Agent and Collateral Agent for the Lenders and the L/C issuers, as defined therein, (b) that certain Second Lien Credit Agreement, dated as of August 20, 2014, by and among EP Minerals, Holdings, the Parent, the Lenders (as defined therein), and BMO, a Canadian chartered bank acting through its Chicago branch, as Administrative Agent and Collateral Agent for the Lenders, as defined therein.
“Damages” means all claims, proceedings, orders, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, royalties, payments, obligations, Taxes, Liens, losses, expenses, and fees (including court costs and reasonable fees and expenses of attorneys, accountants, and other professional advisors) of any kind or nature whatsoever.
“Data Room” means the Company’s electronic data room established in connection with the Contemplated Transactions to which Buyer and its Representatives have been granted access.
“Debt” means, with respect to any Person and without duplication, all obligations (including all obligations in respect of principal, accrued interest, penalties, fees and premiums) of such Person (a) payable for borrowed money (including all principal, interest, premiums, penalties and breakage fees, as well as any principal amounts outstanding under the Credit Facility, and all premiums, penalties, fees and other amounts included in the Debt Payoff Amount), (b) evidenced by notes, bonds, debentures or similar instruments, (c) in respect of amounts drawn under letters of credit and bankers’ acceptances, (d) for amounts outstanding under leases required to be capitalized in accordance with GAAP, (e) for deferred and unpaid purchase price of property and equipment which have been delivered (other than (x) accounts payable and other current liabilities that are taken into account in the determination of Closing Working Capital and (y) any amounts payable in connection with the earnout obligation under Section 2.07 of the APA), (f) under any sale and leaseback transaction, any synthetic lease or tax ownership operating lease transaction (whether or not recorded on a balance sheet) and any other off-balance sheet arrangement as defined by Item 303(a)(4)(ii) of Regulation S-K promulgated by the U.S. Securities and Exchange Commission, (g) under swaps, options, derivatives and other hedging agreements or arrangements (provided that for purposes of this clause (g) only the net amount (i.e., after taking into account any such arrangements which are in such Person’s favor) shall be included in the definition of Debt), (h) arising from the Deferred

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Compensation Plan (net of the rabbi trust and life insurance policies that exist to fund the Deferred Compensation Plan) and the employer portion of payroll Taxes relating thereto, (i) relating to any related party accounts payable where the account creditor is not an Acquired Company, other than (x) contingent indemnification obligations and (y) employee wages and compensation and ordinary course reimbursement of employee expenses, (j) payable for underfunded pension liabilities (it being understood that such liabilities shall be determined by reference to the underfunded pension liability referenced on page 24 of the audited Financials of EP Minerals and its consolidated Subsidiaries as of November 30, 2017, in the amount of $8,749,000, as such amount is reduced by plan contributions and increased by plan expenses during the period commencing December 1, 2017 and extending through the Business Day immediately preceding the Closing Date), (k) for any existing and pending workers’ compensation claims constituting long-term liabilities, (l) for state or local taxes on the net proceeds from mining, (m) for income Taxes (which for the avoidance of doubt includes any and all income, franchise, capital, net worth or similar Taxes, including the German trade or commercial tax); provided that Debt relating to income Taxes (i) shall be determined, for avoidance of doubt, taking into account (A) any deductions attributable to the payment of the Transaction Expenses or other (non-income Tax) Debt (“Transaction Tax Deductions”) that are allowable to the Acquired Companies under income Tax Applicable Laws for any Tax period of the Acquired Companies that ends on or prior to the Closing Date but such determination shall also take into account the restriction on the carryback of net operating losses under Section 172(b)(1)(A)(i) of the Code and (B) any current non-deferred income Tax assets other than those attributable to Transaction Tax Deductions for any Tax period of the Acquired Companies beginning after the Closing Date), (ii) for the avoidance of doubt, will include any and all liabilities of the Acquired Companies arising under Section 965 of the Code (and will include any such liabilities regardless of whether an election is or will be made to pay such liabilities in installments under Section 965(h) of the Code, regardless of the Tax period of the Acquired Companies in which any such liabilities will arise, and regardless of whether the taxable years of the applicable foreign Acquired Companies that are causing such liabilities to arise do not close for U.S. federal income tax purposes on or prior to the Closing Date), and (iii) for the avoidance of doubt, shall not be less than zero; and (n) in the nature of guarantees of, or assurances to a creditor against, a loss with respect to the obligations described in clauses (a) through (m) above of any other Person. For the avoidance of doubt, any liabilities taken into account in the determination of Closing Working Capital and any Transaction Expenses shall not be considered Debt.
“Debt Commitment Letter” means the debt commitment letter, together with any related fee letter (with provisions in the fee letter related to the amount of fees and other economics and "flex" provisions, but only to the extent not affecting conditionality, redacted in the customary manner), in each case, as amended, supplemented or replaced in compliance with this Agreement.
“Debt Financing” means the debt financing incurred or intended to be incurred pursuant to the Debt Commitment Letter.
“Debt Payoff Amount” means the aggregate amount required to be paid to terminate and satisfy all obligations under the Credit Facility as reflected in the Debt Payoff Letter to be received by the Company from BMO on behalf of the lenders for which it is acting as agent.

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“Debt Payoff Letter” means a payoff letter, in form and substance reasonably satisfactory to Buyer, duly executed by BMO on behalf of the lenders for which it is acting as agent, indicating that upon payment of the applicable Debt Payoff Amount, (i) the Credit Facility and all commitments thereunder will be terminated (other than obligations under the Credit Facility that survive such termination), (ii) all outstanding obligations of the Acquired Companies arising under or related to the Credit Facility shall be repaid and extinguished in full and the Company and any other Acquired Company party to the Credit Facility or any guaranty, pledge, security or other ancillary agreement executed in connection therewith will be released from any and all liabilities, guaranties, pledges, grants and other obligations under the Credit Facility and the documents ancillary thereto (other than obligations under the Credit Facility that survive such termination), and (iii) upon receipt of such Debt Payoff Amount, BMO, on behalf of the lenders for which it is acting as agent, shall promptly release its Liens and other security interests in, and agree to promptly deliver Uniform Commercial Code Termination Statements and such other customary documents or endorsements necessary to release on record its Liens and other security interest in, the assets and properties of the Acquired Companies.
“Effective Time” means the date and time at which the Certificate of Merger is filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL.
“Employee Plan” means any plan, program, agreement, policy or arrangement that is: (a) a welfare benefit plan as defined in Section 3(1) of ERISA; (b) a pension benefit plan within the meaning of Section 3(2) of ERISA; (c) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right or similar equity-based plan; or (d) any other deferred-compensation, retirement, welfare-benefit, bonus, incentive or material fringe benefit plan or arrangement.
“Environmental Laws” means any and all statutes, laws, regulations and rules, in each case as in effect on the date of this Agreement, that have as their principal purpose the protection of the environment, and workplace health and safety laws and regulations, including those related to mining operations and activities.
“EP Minerals” means EP Minerals, LLC, a Delaware limited liability company.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.
“Escrow Agent” means Wilmington Trust, National Association.
“Escrow Agreement” means an escrow agreement substantially in the form of Exhibit A hereto, as further modified prior to the Closing to address the reasonable changes requested by the Escrow Agent.
“Fraud” means actual fraud involving a knowing and intentional misrepresentation of a material fact made with the intent of inducing any other party to rely thereon to its detriment (as opposed to any fraud claim based on constructive knowledge, negligent misrepresentation or a

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similar theory under Applicable Laws with respect to torts); provided, solely in the case of clause (B) of the last sentence of Section 11.09, “Fraud” shall also include any knowing and intentional concealment of a material fact necessary in order to make the reserve information set forth in Section 3.30 of the Disclosure Schedules, in light of the purposes for which such reserve information was anticipated to be used, not misleading.
“Fundamental Representations” means those representations set forth in Section 3.01 (Organization), Section 3.02 (Power and Authorization), Section 3.03 (No Violation or Approval; Consents), Section 3.04 (Capitalization of the Acquired Companies), Section 3.10 (Intellectual Property) and Section 3.24 (No Brokers).
“Financing Sources” means the financial institutions or other financing sources that have committed to provide or otherwise entered into agreements in connection with the Debt Financing in connection with the Contemplated Transactions.
“GAAP” means United States generally accepted accounting principles.
“Golden Gate” means GGPE and its affiliated funds and their respective portfolio companies.
“Governmental Authority” means any transnational, domestic or foreign federal, state, municipal, or local governmental authority, department, court, tribunal, board, agency, ministry, bureau, commission or official, authority or instrumentality, including any political subdivision thereof.
“Governmental Order” means any ruling, award, decision, injunction, judgment, order, writ, decree or subpoena entered, issued or made by any Governmental Authority.
“Hazardous Substances” means any pollutant, contaminant or any toxic, radioactive or otherwise hazardous substance, as such terms are defined in, identified pursuant to or regulated by any Environmental Law.
“Holdings” means EP Acquisition LLC, a Delaware limited liability company.
“HSR Act” means the Hart-Scott-Rodino Act of 1976.
“Insurance Policy” means a buyer-side representations and warranties liability insurance policy written by the Insurer naming the Buyer Covered Parties as the insured beneficiaries and insuring against losses arising from breaches of the representations and warranties of the Company set forth in Article 3 of this Agreement on the terms and conditions set forth therein.
“Insurer” means Berkshire Hathaway Specialty Insurance Group, Euclid and Iron-Starr Excess Agency Ltd, collectively.
“Intellectual Property” means all patents, patent applications, trademarks, service marks and trade names, all goodwill associated therewith and all registrations and applications therefor, copyrights, copyright registrations and applications; internet domain names, software, trade secrets, and know how, in each case, to the extent protectable by Applicable Law.

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“Knowledge of the Company”, “the Company’s Knowledge” or any other similar knowledge qualification in this Agreement has the meaning set forth on Schedule 1.01(b).
“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, right of first refusal, preemptive or similar right of a third party or restriction or other encumbrance in respect any property or asset (including any restriction on (a) the voting of any security or the transfer of any security or other asset, (b) the receipt of any income derived from any asset, (d) the use of any asset and (e) the possession, exercise or transfer of any other attribute of ownership of any asset); the term “Lien” will not be deemed to include any license of Intellectual Property.
“Material Adverse Effect” means any change, event, fact, condition, development, circumstance or effect (each, an “Effect”) that is or would, individually or in the aggregate with all other Effects, reasonably be expected to (a) be materially adverse to the Business, assets, liabilities, condition (financial or otherwise) or results of operations of the Acquired Companies, taken as a whole, or (b) materially impede or delay the ability of the Company to consummate the transactions contemplated by this Agreement in accordance with its terms and Applicable Law; provided, however, that the term “Material Adverse Effect” will not include any Effect that is, or that results from, any of the following: (i) changes in general business or economic conditions (including changes in interest rates and the availability of debt financing), and events or conditions generally affecting the industries in which the Acquired Companies operate, (ii) changes in Applicable Laws or interpretations thereof by any Governmental Authority, in each case after the date of this Agreement, (iii) changes in financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP after the date of this Agreement, (v) national or international political or social conditions, including the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (vi) pandemics, earthquakes, hurricanes, tornados or other natural disasters, (vii) the taking of any action required by this Agreement or the other agreements contemplated hereby or the announcement or disclosure of, entry into, pendency of or consummation of this Agreement, the other agreements contemplated hereby or the transactions contemplated hereby or thereby, including any change resulting or arising from the identity of Buyer, MergerSub or any of their respective Affiliates, (viii) matters that arise from any actions or omissions of Buyer and its Affiliates, (ix) the failure by the Company or its Subsidiaries to take any action that is prohibited by this Agreement or (x) any failure to meet any projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (provided, that clause (x) shall not prevent a determination that any change or effect underlying any such change or failure, as applicable, has resulted in a Material Adverse Effect, to the extent such change or effect is not otherwise excluded from this definition of Material Adverse Effect), so long as, in the cases of clauses (i), (ii), (iii), (iv), (v) and (vi), the Acquired Companies are not disproportionately affected by such Effects as compared with other businesses in the same industry.

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“Organizational Documents” means, with respect to any Person (other than a natural person), the certificate or articles of incorporation or organization of such Person and any limited liability company, operating or partnership agreement, by-laws or similar documents or agreements relating to the legal organization of such Person.
“Outside Date” means the date that is sixty (60) days after the date hereof; provided, that the Outside Date will automatically be extended by the same number of days, up to an additional twenty (20) Business Days, by which Buyer elects to defer Closing pursuant to Section 2.02.
“Paying Agent Agreement” means an agreement, dated on or about the Closing Date, by and among the Paying Agent, Buyer and the Stockholders’ Representative.
“Permit” means, with respect to any Person, any license, authorization franchise, permit, certificate or Approval issued by, or otherwise granted by, any Governmental Authority to which or by which such Person is subject or bound or to which or by which any property, business, operation or right of such Person is subject or bound.
“Permitted Liens” means (i) statutory Liens for Taxes, special assessments or other governmental and quasi-governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, (ii) landlords’, warehousepersons’, mechanics’, materialmens’, carriers’, Liens to secure claims for labor, material or supplies and other similar Liens that relate to obligations not due and payable and arising in the ordinary course of business, (iii) Liens incurred or deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension programs mandated under Applicable Laws or other social security regulations, (iv) zoning, building, entitlement and other land use regulations or restrictions not adversely affecting the current occupancy or use of any real property owned, leased or otherwise occupied by any Acquired Company in any material respect, (v) conditions, restrictions, easements, rights of way, other imperfections of title, encumbrances and other similar matters of record affecting title to but not adversely affecting the value of, or the current occupancy or use of any real property owned, leased or otherwise occupied by any Acquired Company in any material respect, (vi) the interests of the lessors and sublessors of any properties leased by any of the Acquired Companies, (vii) restrictions on the ownership or transfer of securities arising under Applicable Laws, and (viii) Liens disclosed on Schedule 1.01(c).
“Per-Share Consideration” means Aggregate Merger Consideration divided by the total number of Shares owned by the Stockholders outstanding immediately prior to the Effective Time.
“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.
“Pro Rata Share” means, with respect to each Stockholder, the quotient obtained by dividing (x) the total number of Shares held by such Stockholder by (y) the total number of Shares owned by the Stockholders outstanding, in each case, determined as of immediately prior to the Effective Time.

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“Purchase Orders” means agreements, contracts, purchase orders or other similar written documents providing for future deliveries of goods, products or services by or to the Company or any Company Subsidiary.
“Representative” means, with respect to any Person, any director, officer, employee, manager, consultant, or professional advisor of such Person, including legal counsel, accountants, and financial advisors.
“Shares” means shares of Common Stock.
“Required Information” means financial and other information regarding the Company and its Subsidiaries described in clauses (i) and (ii) of Section F of Annex B of the Debt Commitment Letter, as shall exist and be reasonably requested by Buyer or the Financing Sources.
“Stockholder Approval” means the affirmative vote required in connection with the approval and adoption of this Agreement by the Stockholders in accordance with the DGCL and the Certificate of Incorporation of the Company.
“Stockholders” means the holders of Common Stock (other than the Company or any direct or indirect wholly-owned Subsidiary thereof).
“Stockholders’ Representative Expense Fund Amount” means Three Hundred Thousand Dollars ($300,000).
“Straddle Period” means any taxable period that includes, but does not end on, the Closing Date.
“Subsidiary” of any Person means, on any date, any Person of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests or more than fifty percent (50%) of the profits or losses of which are, as of such date, owned, controlled or held by the applicable Person or one or more direct or indirect subsidiaries of such Person.
“Target Working Capital” means Sixty Four Million Three Hundred Thousand Dollars ($64,300,000).
“Tax” or “Taxes” means (a) any U.S. federal, state, local and foreign income, profits, license, severance, occupation, windfall profits, capital gains, capital stock, transfer, registration, franchise, gross receipts, payroll, sales, employment, use, property, real property, personal property, excise, stamp, alternative or add-on minimum, withholding, customs, duties or other taxes of any kind whatsoever or other similar fees, levies, assessments or other charges (in the nature of taxes) of any kind whatsoever imposed by a Governmental Authority, including any interest, penalty or addition thereto and any interest in respect of such penalties or additions, whether disputed or not; (b) any liability for the payment of any item described in clause (a) as a result of being a member of an affiliated, consolidated, combined, unitary, or aggregate group for any period, including

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pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar provisions under state, local, or foreign Applicable Law; (c) any liability for the payment of any item described in clause (a) or (b) as a result of any express or implied obligation to indemnify any Person or as a result of any obligations under any contracts, agreements, or arrangements with any Person with respect to such item; or (d) any successor or transferee liability for the payment of any item described in clause (a), (b), or (c) of any Person, including by reason of being a party to any merger, consolidation, conversion, or otherwise.
“Tax Returns” means returns, reports, forms, statements, declarations, claims for refund, or other documents or information returns or statements relating to Taxes filed, including any schedules or attachments thereto and including any amendment thereof.
“Transaction Documents” means this Agreement, the Release and Waivers, the Escrow Agreement and the Paying Agent Agreement.
“Transaction Expenses” means the sum of (i) the collective amount payable by the Acquired Companies for all out-of-pocket costs and expenses incurred in connection with the Contemplated Transactions (including all fees, expenses and disbursements of counsel, accountants, investment bankers, experts, Golden Gate and consultants to the Company and its Affiliates and representatives), including all fees and expenses for professional services rendered by Kirkland & Ellis LLP and Nob Hill Law Group, P.C. and all fees and expenses of Harris Williams & Co. and (ii) any bonus or similar compensatory amounts payable to employees or service providers of any Acquired Company that become payable by any Acquired Company (whether at or after the Closing) solely as a result of the consummation of the Contemplated Transactions, including retention, change in control, “stay” and “sale” bonuses and payments under the Value Creation Bonus Plans of EP Minerals and EP Engineered Clays Corporation (including any applicable employment or payroll Taxes arising as a result of any such payments).
(b)    Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
Accounting Firm	Section 2.12(e)
Agreement	Preamble
Anti-Corruption Laws	Section 3.19(a)
Assets	Section 3.08
Balance Sheet	Section 3.05(c)
Buyer	Preamble
Buyer Benefit Plans	Section 6.04
Buyer Related Parties	Section 11.04
Certificate of Merger	Section 2.02
Charges	Article 10
Closing	Section 2.02
Company	Preamble
Company Convertible Securities	Section 3.04(b)

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Term	Section
Company Plan	Section 3.12(a)
Confidentiality Agreement	Section 5.02
Continuing Employees	Section 6.02
DGCL	Recitals
Disclosed Contracts	Section 3.14(b)
Disclosure Schedules	Article 3
Dispute Notice	Section 2.12(d)
Dispute Submission Notice	Section 2.12(e)
Dissenting Shares	Section 2.07
Estimated Aggregate Merger Consideration	Section 2.12(b)
Estimated Closing Cash Balance	Section 2.12(a)
Estimated Closing Debt Amount	Section 2.12(a)
Estimated Closing Statement	Section 2.12(a)
Estimated Closing Transaction Expenses	Section 2.12(a)
Estimated Per-Share Consideration	Section 2.12(a)
FCPA	Section 3.19(a)
Final Closing Statement	Section 2.12(e)
Financials	Section 3.05(a)
GGPE	Preamble
Leased Real Property	Section 3.09(c)
Leases	Section 3.09(c)
Merger	Section 2.01(a)
MergerSub	Preamble
Money Laundering Laws	Section 3.19(c)
Most Recent Balance Sheet	Section 3.05(a)
Most Recent Balance Sheet Date	Section 3.05(a)
Non-Signatory Holder	Section 2.06(c)
Nonparty Affiliate	Section 11.12(b)
OFAC	Section 3.20
Other Regulatory Laws	Section 7.01(b)
Owned Real Property	Section 3.09(a)
Paying Agent	Section 2.06
Per-Share Consideration	Section 2.04(a)
Post-Closing Representation	Section 11.04
Pre-Closing Representation	Section 11.04
Prior Company Counsel	Section 11.04
Proposed Final Closing Statement	Section 2.12(c)
Real Property	Section 3.09(b)
Release and Waivers	Section 8.02(h)
Remaining Escrow Property	Article 10
Stockholder Related Parties	Section 11.04

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Term	Section
Stockholders’ Representative	Preamble
Stockholders’ Representative Fund Property	Section 2.05(b)
Surviving Corporation	Section 2.01(a)
Tail Policy	Section 6.07(c)

Section 1.02    Other Definitional and Interpretive Provisions. Except as otherwise explicitly specified to the contrary herein:
(a)    the words “hereof,” “herein,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular section or subsection of this Agreement and reference to a particular section of this Agreement will include all subsections thereof,
(b)    references to a section, exhibit, annex or schedule means a section of, or exhibit, annex or schedule to this Agreement, unless another agreement is specified,
(c)    the captions herein are included for convenience of reference only and will be ignored in the construction or interpretation hereof,
(d)    all exhibits and schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein, and any capitalized terms used in any exhibit or schedule but not otherwise defined therein will have the meaning as defined in this Agreement,
(e)    definitions will be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender will include each other gender,
(f)    the word “including” means including without limitation,
(g)    any reference to “$” or “dollars” means United States dollars,
(h)    references to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof,
(i)    references to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rule, or regulation, in each case as amended or otherwise modified from time to time,
(j)    for purposes of the provisions of this Agreement, a document or other instrument will be deemed to have been “provided,” “furnished,” “delivered” or “made available” to Buyer and MergerSub only when such document or other instrument has been uploaded onto the Data Room on or before March 22, 2018 in a manner fully readable by Buyer and not removed prior to the execution of this Agreement, and

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(k)    the expression “commercially reasonable efforts” shall in no event be construed so as to require the payment of money or the making of any financial accommodation, other than the payment of money or the making of any financial accommodation which is customary and reasonable in nature and amount in the context hereof, except as set forth in Section 7.01(a).
Article 2
THE MERGER
Section 2.01    The Merger.
(a)    Upon the terms and subject to the conditions hereof, at the Effective Time, MergerSub will be merged with and into the Company in accordance with the DGCL (the “Merger”), whereupon the separate existence of MergerSub will cease, and the Company will be the surviving corporation (the “Surviving Corporation”).
(b)    From and after the Effective Time, the Surviving Corporation will possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions, disabilities and duties of the Company and MergerSub, to the fullest extent provided under the DGCL.
Section 2.02    Closing; Effective Time. The closing of the transactions contemplated by this Agreement and the Merger (the “Closing”) will take place at the offices of Baker Botts L.L.P. at One Shell Plaza, 910 Louisiana Street, Houston, Texas 77002, as soon as practicable, but in no event later than 10:00 a.m. local time on the second Business Day after the date on which each of the conditions set forth in Article 8 (other than conditions that by their nature are to be satisfied at the Closing, but subject to their satisfaction at Closing) has been satisfied or waived in accordance with Section 11.02, or at such other place, at such other time or on such other date as Buyer and the Company may mutually agree; provided, that Buyer may, at its option, defer Closing for up to an additional twenty (20) Business Days in its sole discretion in connection with the marketing period necessary for the financing of the Merger. At the Closing, MergerSub and the Company will cause a certificate of merger (the “Certificate of Merger”) to be executed and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Merger will become effective as of the Effective Time.
Section 2.03    Certificate of Incorporation; Bylaws; Directors and Officers.
(a)    At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended to be in the form of the certificate of incorporation of MergerSub until amended in accordance with Applicable Law and Section 6.07(b).
(b)    At the Effective Time, the bylaws of the Surviving Corporation shall be amended to be in the form of the bylaws of MergerSub until amended in accordance with Applicable Law and Section 6.07(b).
(c)    The directors of MergerSub and the officers of the Company immediately prior to the Effective Time will become, from and after the Effective Time, the directors and officers,

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respectively, of the Surviving Corporation, until their respective successors are duly elected or appointed or their earlier resignation or removal.
Section 2.04    Conversion of Common Stock.
(a)    As a result of the Merger, at the Effective Time, except as otherwise provided in Section 2.04(b)(ii) or Section 2.07, and without any action on the part of any Stockholder, each share of Common Stock issued and outstanding immediately prior to the Effective Time will cease to be issued and outstanding, will be canceled and retired, will cease to exist and will automatically be converted only into the right to receive in cash, without interest, an amount equal to the Per-Share Consideration, subject to adjustment pursuant to the procedures set forth in Section 2.12. From and after the Effective Time, all shares of Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares owned by the Company) and any Common Stock Certificates previously evidencing them will represent only the right to receive the Per-Share Consideration, payable in accordance with and subject to this Article 2, and the Stockholders will cease to have any other rights with respect to such Common Stock except as expressly provided in this Agreement.
(b)    Notwithstanding the foregoing, the parties acknowledge and agree that:
(i)    Each Stockholder’s Pro Rata Share of the Adjustment Escrow Amount and the Stockholders’ Representative Expense Fund Amount (as set forth in Section 2.05) will be deducted from the cash payable to such Stockholder pursuant to Section 2.04(a) above;
(ii)    Each share of Common Stock owned by the Company, Buyer, MergerSub or any direct or indirect wholly-owned Subsidiary of Buyer or MergerSub immediately prior to the Effective Time will be cancelled and retired and will cease to exist without payment of any consideration with respect thereto; and
(c)    Each share of common stock of MergerSub outstanding immediately prior to the Effective Time will be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted.
Section 2.05    Adjustment Escrow Amount; Closing Date Payments. At the Effective Time:
(a)    Buyer will cause the Adjustment Escrow Amount to be delivered to the Escrow Agent for deposit into the Adjustment Escrow Account, established in accordance with the terms of the Escrow Agreement. The Escrow Agent will hold the Adjustment Escrow Amount, and all interest and other amounts earned thereon, in escrow pursuant to the Escrow Agreement, and for purposes of this Agreement the “Adjustment Escrow Property” means, at any given time, the funds contained in the Adjustment Escrow Account at that time. Buyer shall be treated as the owner of the Adjustment Escrow Property (and related interest and earnings) for income Tax purposes until such amounts are released. The Adjustment Escrow Property shall be released from the Adjustment Escrow Account in accordance with the terms of Section 2.12 and the Escrow Agreement.

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(b)    Buyer will cause the Stockholders’ Representative Expense Fund Amount to be delivered to an account established by the Stockholders’ Representative. The Stockholders’ Representative Expense Fund Amount, and all interest (if any) and other amounts earned thereon (if any) (the “Stockholders’ Representative Fund Property”), will be held in the account in escrow for the purpose of paying Charges incurred by the Stockholders’ Representative as contemplated by Article 10. The Stockholders will be responsible for and will pay and discharge their Pro Rata Share of all Taxes, assessments and governmental charges imposed on or with respect to the Stockholders’ Representative Fund Property. The Stockholders’ Representative will be entitled to deduct and withhold from any funds or other assets otherwise payable out of the Stockholders’ Representative Fund Property to any Stockholder pursuant to this Agreement such amounts as the Stockholders’ Representative is required to deduct and withhold under any provision of federal, state, local or foreign Tax law. If the Stockholders’ Representative so withholds amounts, such amounts will be treated for the purposes of this Agreement as having been paid to the Stockholders in respect of which the Stockholders’ Representative made such deductions and withholding. At such time as the Stockholders’ Representative determines (in its reasonable discretion) that all or a portion of the Stockholders’ Representative Fund Property is not necessary to pay Charges, the Stockholders’ Representative shall cause such portion of the Stockholders’ Representative Fund Property to be released to each Stockholder in accordance with such Stockholder’s Pro Rata Share of the Stockholders’ Representative Fund Property.
(c)    Buyer will deliver to the recipients thereof specified in the Estimated Closing Statement, for and on behalf of the Company, such recipient’s portion of (i) the Estimated Closing Transaction Expenses and (ii) the Debt Payoff Amount.
Section 2.06    Surrender and Payment.
(a)    As soon as practicable following the date of this Agreement, the Company shall provide each Stockholder, (i) a letter of transmittal in the form attached hereto as Exhibit B (a “Letter of Transmittal”) and (ii) instructions for use in effecting the surrender of the Common Stock Certificates in exchange for the Per-Share Consideration.
(b)    At or prior to the Effective Time, the Stockholders’ Representative will appoint a paying agent (the “Paying Agent”) for the purpose of exchanging Common Stock Certificates for the applicable Per-Share Consideration. Buyer will deliver to the Paying Agent, at the Closing, cash in an amount equal to the Aggregate Merger Consideration (less the Adjustment Escrow Amount and the Stockholders’ Representative Expense Fund Amount deposited pursuant to Section 2.05 in respect of Shares).
(c)    Each Stockholder whose Shares have been converted into the right to receive payment pursuant to Section 2.04, will be entitled to receive, after surrender to the Paying Agent of such Stockholder’s Common Stock Certificates, and, in each case, after the delivery of a properly completed Letter of Transmittal, the Per-Share Consideration for such Common Stock represented by such Common Stock Certificate, in each case, in the manner and at the times set forth in this Agreement. Until so surrendered, each such Common Stock Certificate will represent after the Effective Time for all purposes only the right to receive payment as provided in this Agreement. The Stockholders’ Representative will cause the Paying Agent not to make any payment of any Per-

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Share Consideration to any Stockholder that has failed to properly deliver the required Letter of Transmittal and Common Stock Certificates (a “Non-Signatory Holder”) unless and until such Non-Signatory Holder shall have duly executed and delivered a Letter of Transmittal with respect to, and shall have so delivered, the Common Stock Certificates (or lost certificate affidavit as provided herein) previously evidencing such Shares, to the Paying Agent. Promptly after each such payment, the Stockholders’ Representative will cause the Paying Agent to deliver such Letter of Transmittal and Common Stock Certificate(s) to Buyer.
(d)    Subject to Section 2.04(b) and Section 2.05, Buyer will pay, or cause the Paying Agent pursuant to the Paying Agent Agreement to pay, to each Stockholder into an account designated in such Stockholder’s Letter of Transmittal, such Stockholder’s Per-Share Consideration. No interest will accrue or be paid on any amount payable to a Stockholder pursuant to this Agreement.
(e)    If any portion of the Per-Share Consideration is to be paid to a Person other than the Person in whose name the surrendered Common Stock Certificate is registered on the books and records of the Company, it will be a condition to such payment that the Common Stock Certificate so surrendered will be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment will pay to the Surviving Corporation any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Common Stock Certificate, or establish to the satisfaction of the Surviving Corporation that such tax has been paid or is not payable.
(f)    After the Effective Time, there will be no further registration of transfers of Common Stock. All Common Stock Certificates presented to the Paying Agent or the Surviving Corporation, as contemplated by this Section 2.06, will be canceled upon such presentment.
(g)    Any portion of the amount made available to the Paying Agent pursuant to Section 2.06(a) that remains unclaimed by the Stockholders one (1) year after the Effective Time will be returned to Buyer, and any Stockholder who has not exchanged its Common Stock for the applicable Per-Share Consideration prior to such time will thereafter look only to Buyer for payment thereof without any interest thereon. Notwithstanding anything to the contrary in this Agreement, none of Buyer, the Stockholders’ Representative, the Surviving Corporation or any party hereto will be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law.
(h)    Each Stockholder, by his, her or its adoption of this Agreement or acceptance of any portion of the Per-Share Consideration expressly acknowledges and affirms that none of Buyer, MergerSub, the Company or the Surviving Corporation will incur any liability to such Stockholder by virtue of the remittance of the Per-Share Consideration in the manner set forth in this Article 2 or for any actions or omissions of the Stockholders’ Representative or the Paying Agent in respect of the distribution thereof.
Section 2.07    Dissenting Common Stock. Notwithstanding anything in this Agreement to the contrary, shares of Common Stock issued and outstanding immediately prior to the Effective Time that are held by a Stockholder who did not vote in favor of the Merger or consent thereto in writing and who is entitled to demand and properly demands appraisal for such shares of Common

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Stock (“Dissenting Shares”) pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL will not be converted into the right to receive the Per-Share Consideration, but instead will be entitled to payment of the fair value of such shares in accordance with the provisions of Section 262 of the DGCL. At the Effective Time, the Dissenting Shares, if any, will no longer be outstanding and will automatically be canceled and will cease to exist, and each holder of Dissenting Shares will cease to have any rights with respect thereto, except the right to receive the fair value of such shares in accordance with the provisions of Section 262 of the DGCL. Notwithstanding the foregoing, if any such Stockholder fails to perfect, withdraws or loses its right to appraisal, the Dissenting Shares held by such Stockholder will be treated as if they had been converted as of the Effective Time into a right to receive the applicable Per-Share Consideration (less any amounts deducted for deposit into the Adjustment Escrow Account and any amounts deducted for deposit into the Stockholders’ Representative Fund Property account), to be paid as provided in Section 2.06(d). Promptly following the date of this Agreement, the Company will provide each record holder of shares of Common Stock that has not voted in favor of the Merger or consented thereto in writing with notice of such holder’s appraisal rights pursuant to Section 262 of the DGCL. The Company will give Buyer prompt notice of any demands received by the Company for appraisal of Common Stock, withdrawals of such demands, and any other instruments served pursuant to Applicable Law that are received by the Company relating to Stockholders’ rights of appraisal, and Buyer will have the right to participate in all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company will comply with those provisions of Section 262 of the DGCL which are required to be performed by the Company prior to the Effective Time to the reasonable satisfaction of Buyer. Except with the prior written consent of Buyer (which consent will not be unreasonably withheld, delayed or conditioned), the Company will not voluntarily make any payment with respect to any demands for appraisal, or offer to settle or settle, any such demands. Any portion of the Per-Share Consideration paid to the Paying Agent in respect of any Dissenting Shares will be returned to Buyer, upon demand.
Section 2.08    Adjustments. If during the period between the date of this Agreement and the Effective Time any change in the outstanding shares of Common Stock will occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of Common Stock, or stock dividend thereon with a record date during such period, or any similar event relating to the Common Stock, the applicable Per-Share Consideration and the Aggregate Merger Consideration, and any other amounts payable pursuant to this Agreement, will be appropriately adjusted; provided, that no such change or event contemplated by this Section 2.08 will give rise to a change to the aggregate amount to be paid by or on behalf of Buyer under this Agreement.
Section 2.09    Lost Certificates. If any Common Stock Certificate will have been lost, stolen or destroyed, upon the making of an affidavit of that fact and the provision of such bond or other security that the Surviving Corporation may determine to be appropriate by the Person claiming such Common Stock Certificate to be lost, stolen or destroyed, the Surviving Corporation will pay, in exchange for such lost, stolen or destroyed Common Stock Certificate, the applicable Per-Share Consideration (subject to Section 2.04(b)(i)) to be paid in respect of the Common Stock represented by such Common Stock Certificate as contemplated by this Article 2.

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Section 2.10    Rights Not Transferable. The rights of the Stockholders as of immediately prior to the Effective Time are personal to each such securityholder and shall not be transferable for any reason otherwise than by operation of law, will or the laws of descent and distribution or with the prior written consent of Buyer. Any attempted transfer of such right by any holder thereof (otherwise than as permitted by the immediately preceding sentence) shall be null and void.
Section 2.11    Withholding Rights. Each of Buyer, the Company, the Paying Agent, and the Escrow Agent will be entitled to deduct and withhold from any consideration otherwise payable to any Person pursuant to this Agreement. Any such amounts deducted and withheld will be treated for all purposes of this Agreement as having been paid to the applicable Person in respect of whom such deduction and withholding was made. If Buyer or the Company intends to so withhold on any amounts payable to the Stockholders pursuant to this Agreement, Buyer or the Company, as applicable, shall notify the Stockholders’ Representative no later than three (3) days prior to the Closing Date and shall reasonably cooperate with the Stockholder’s Representative to reduce or eliminate such withholding tax to the extent possible and allowable under Applicable Law; provided, however, that no such notification or cooperation requirements will be required with respect to amounts payable to a Stockholder for withholding pursuant to Section 1445 of the Code if the Stockholder’s Representative fails to deliver at or prior to the Closing the certificate in Section 8.02(f)(i) with respect to such Stockholder and the Company fails to deliver the documentation in Section 8.02(f)(ii).
Section 2.12    Purchase Price Adjustment.
(a)    Estimated Closing Statement. The Company will prepare in good faith and provide to Buyer no later than three (3) Business Days prior to the anticipated Closing Date (i) a written statement setting forth in reasonable detail its good faith estimates of the Closing Working Capital (the “Estimated Working Capital”), the Closing Cash Balance (the “Estimated Closing Cash Balance”), the Closing Transaction Expenses (the “Estimated Closing Transaction Expenses”) and the intended recipients thereof, the Closing Debt Amount (the “Estimated Closing Debt Amount”) and the Debt Payoff Amount (together, the “Estimated Closing Statement”) and (ii) the Company’s calculation of the estimated Per-Share Consideration (the “Estimated Per-Share Consideration”) and the estimated Aggregate Merger Consideration, each calculated in accordance with the definitions thereof and using the Estimated Working Capital as the amount of the Closing Working Capital, the Estimated Closing Cash Balance as the amount of the Closing Cash Balance, the Estimated Closing Transaction Expenses as the amount of the Closing Transaction Expenses and the Estimated Closing Debt Amount as the Closing Debt Amount. The Company’s good faith estimates of the Closing Working Capital, the Closing Cash Balance, the Closing Transaction Expenses and the Closing Debt Amount contained in the Estimated Closing Statement will be prepared in accordance with the definitions thereof and in accordance with the accounting policies, principles, practices and methodologies used in the preparation of the audited Financials of EP Minerals and its consolidated Subsidiaries as of November 30, 2017 and otherwise in accordance with GAAP.
(b)    Estimated Aggregate Merger Consideration. The Aggregate Merger Consideration payable at the Effective Time will be calculated using the Estimated Working Capital, the Estimated

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Closing Cash Balance, the Estimated Closing Transaction Expenses and the Estimated Closing Debt Amount set forth in the Estimated Closing Statement (the “Estimated Aggregate Merger Consideration”).
(c)    Proposed Final Closing Statement. As promptly as possible and in any event within sixty (60) calendar days after the Closing Date, Buyer will prepare or cause to be prepared, and will provide to the Stockholders’ Representative, a written statement setting forth in reasonable detail its proposed final determination of the Closing Working Capital, the Closing Cash Balance, the Closing Transaction Expenses, the Closing Debt Amount, the Per-Share Consideration and the Aggregate Merger Consideration (together, the “Proposed Final Closing Statement”). The determination of the Closing Working Capital, the Closing Cash Balance, the Closing Transaction Expenses and the Closing Debt Amount reflected on the Proposed Final Closing Statement will be prepared in accordance with the definitions thereof and in accordance with the accounting policies, principles, practices and methodologies used in the preparation of the audited Financials of EP Minerals and its consolidated Subsidiaries as of November 30, 2017 and otherwise in accordance with GAAP. Buyer will afford, and cause the Company to afford, the Stockholders’ Representative and its Representatives reasonable access to the work papers and other books and records (including Tax records) of the Company for purposes of assisting the Stockholders’ Representative and its Representatives in their review of the Proposed Final Closing Statement.
(d)    Dispute Notice. The Proposed Final Closing Statement (and the proposed final determinations of the Closing Working Capital, the Closing Cash Balance, the Closing Transaction Expenses, the Closing Debt Amount, the Per-Share Consideration and the Aggregate Merger Consideration reflected thereon) will be final, conclusive and binding on the parties hereto for purposes of this Section 2.12 unless the Stockholders’ Representative provides a written notice (a “Dispute Notice”) to Buyer no later than the twentieth (20th) Business Day after the delivery to the Stockholders’ Representative of the Proposed Final Closing Statement (the “Dispute Period”); provided, that the Dispute Period shall be automatically tolled during any period in which Buyer fails to afford, or cause the Company to afford, the Stockholders’ Representative and its Representatives reasonable access to the work papers and other books and records (including Tax records) of the Company as required by Section 2.12(c) above. Any Dispute Notice must set forth in reasonable detail (i) any item on the Proposed Final Closing Statement which the Stockholders’ Representative believes has not been prepared in accordance with this Agreement and the correct amount of such item and (ii) the Stockholders’ Representative’s alternative calculation of the Closing Working Capital, the Closing Transaction Expenses, the Closing Cash Balance, the Closing Debt Amount, the Per-Share Consideration and the Aggregate Merger Consideration, as applicable. Any item or amount to which no dispute is raised in the Dispute Notice will be final, conclusive and binding on the parties hereto for purposes of this Section 2.12 from and after the expiration of the Dispute Period.
(e)    Resolution of Disputes. Buyer and the Stockholders’ Representative will attempt to promptly resolve the matters raised in any Dispute Notice in good faith. Beginning ten (10) Business Days after delivery of any Dispute Notice pursuant to Section 2.12(d), or any mutually-agreed extension thereof, either Buyer or the Stockholders’ Representative may provide written notice to the other (the “Dispute Submission Notice”) that it elects to submit the remaining disputed items

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to a nationally recognized independent accounting firm chosen jointly by Buyer and the Stockholders’ Representative (the “Accounting Firm”); provided, that if the Stockholders’ Representative and Buyer are unable to select a firm within thirty (30) calendar days after delivery of the Dispute Notice, either Buyer or the Stockholders’ Representative may request the American Arbitration Association to appoint an independent accounting firm meeting the requirements set forth above or a neutral and impartial certified public accountant with significant arbitration experience related to purchase price adjustment disputes relating to transactions of a similar nature. The parties will instruct the Accounting Firm to promptly (and in any event within 30 calendar days), in accordance with such procedures as it deems fair and equitable, provided, that each party will be afforded an opportunity to submit a written statement in favor of its position and to advocate for its position orally before the Accounting Firm, review only those unresolved items and amounts specifically set forth and objected to in the Dispute Notice and make a binding determination with respect thereto. A single partner of the Accounting Firm selected by such Accounting Firm in accordance with its normal procedures and having expertise with respect to settlement of such disputes and the industry in which the Company operates will (acting as an expert and not as an arbitrator) act for the Accounting Firm in the determination proceeding, and the Accounting Firm will render a written decision with respect to such disputed matters, including a statement in reasonable detail of the basis for its decision. In resolving the disputed matters, the Accounting Firm may not assign a value to any item greater than the greatest value for such item claimed by either party or less than the smallest value for such item claimed by either party. The fees and expenses of the Accounting Firm shall be allocated to be paid by Buyer, on the one hand, and/or the Company, on the other hand, based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party, as determined by the Accounting Firm. The decision of the Accounting Firm with respect to the disputed items of the Proposed Final Closing Statement submitted to it will be final, conclusive and binding on the parties for purposes of this Section 2.12. As used herein, the Proposed Final Closing Statement, as adjusted to reflect any changes agreed to by the parties and/or the decision of the Accounting Firm, pursuant to this Section 2.12, is referred to herein as the “Final Closing Statement”. Each of the parties to this Agreement agrees to cooperate with the Accounting Firm (including by executing a customary engagement letter reasonably acceptable to it) and to cause the Accounting Firm to resolve any such dispute as soon as practicable after the commencement of the Accounting Firm’s engagement.
(f)    Purchase Price Adjustment. If the Closing Working Capital, the Closing Debt Amount, the Closing Transaction Expenses or the Closing Cash Balance (as finally determined pursuant to this Section 2.12 and as set forth in the Final Closing Statement) differs from the estimated amounts thereof set forth in the Estimated Closing Statement, the Per-Share Consideration will be recalculated using such final figures in lieu of such estimated figures, and
(i)    Buyer will remit or cause to be remitted to the Paying Agent (for distribution to the Stockholders in accordance with each Stockholder’s Pro Rata Share) an aggregate amount equal to the excess of the Aggregate Merger Consideration over the Estimated Aggregate Merger Consideration, and each of Buyer and the Stockholders’ Representative shall authorize and direct the Escrow Agent to release to the Paying Agent (for distribution

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to the Stockholders in accordance with each Stockholder’s Pro Rata Share) all funds in the Adjustment Escrow Account; or
(ii)    Buyer and the Stockholders’ Representative will jointly direct the Escrow Agent to transfer to (A) Buyer, or at Buyer’s discretion, to the Surviving Corporation, by wire transfer of immediately available funds out of the Adjustment Escrow Property an aggregate amount equal to the excess of the Estimated Aggregate Merger Consideration over the Aggregate Merger Consideration (solely to the extent of the funds available in the Adjustment Escrow Account) and (B) the Paying Agent (for distribution to the Stockholders in accordance with each Stockholder’s Pro Rata Share), any funds that remain in the Adjustment Escrow Account following the distribution contemplated by clause (A) of this Section 2.12(f)(ii).
(g)    Methodology. If and to the extent that the Final Closing Statement includes as part of its calculation a number resulting from correction of an error or inconsistency, or a noncompliance with an accounting policy or procedure, that was used in the calculation of the Target Working Capital (or the account balances that were used by the parties in discussions to finalize the Target Working Capital), then the Target Working Capital shall be similarly adjusted for the same matter giving rise to such correction in the same manner (based on facts existing as of the dates of the accounts used to finalize the Target Working Capital) that such correction was applied in the Final Closing Statement so that the same item is not reflected differently on the Final Closing Statement than it was in the account balances used to finalize the Target Working Capital.
Article 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
In order to induce Buyer to enter into and perform this Agreement and to consummate the Contemplated Transactions, the Company hereby represents and warrants to Buyer, in each case except as set forth in the disclosure schedules to this Article 3 delivered by the Company to Buyer prior to the execution and delivery of this Agreement (“Disclosure Schedules”), that the following representations and warranties are true and correct as of the date of this Agreement and will be true and correct as of the Effective Time (except to the extent such representations and warranties speak expressly as of an earlier date):
Section 3.01    Organization.
(a)    Each of the Acquired Companies is (i) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (ii) duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or licensed by it or the nature of its business makes such qualification, licensing or good standing necessary, except where the failure to be so qualified or licensed or in good standing has not had, and would not reasonably be expected to have, a Material Adverse Effect. The Company has made available to Buyer true and complete copies of the charter and bylaws, or other applicable Organizational Documents, of the Acquired Companies, each as amended and otherwise in effect, including the stock (or similar) records of each Acquired Company. No Acquired Company is in violation of any of the provisions of its Organizational Documents. Set forth in Section 3.01 of the

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Disclosure Schedules is a true, correct and complete list of the directors, officers and similar governing persons of the Company and each Company Subsidiary.
(b)    The Stockholders’ Representative is (i) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (ii) duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or licensed by it or the nature of its business makes such qualification, licensing or good standing necessary, except where the failure to be so qualified or licensed or in good standing has not had, and would not reasonably be expected to have, a Material Adverse Effect.
Section 3.02    Power and Authorization. Each of the Company and the Stockholders’ Representative has the corporate power and authority to execute and deliver this Agreement and each Transaction Document to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder. Each of the Company and the Stockholders’ Representative has taken all corporate or other actions or proceedings required to be taken by or on the part of the Company and the Stockholders’ Representative to authorize and permit the execution and delivery by the Company and the Stockholders’ Representative of this Agreement, the Transaction Documents and the instruments required to be executed and delivered by it pursuant hereto, and the performance by the Company of its obligations hereunder and the consummation by the Company of the Contemplated Transactions. This Agreement has been (or in the case of Transaction Documents to be entered into at or prior to the Closing, will be) duly executed and delivered by the Company and the Stockholders’ Representative, and assuming the due authorization, execution and delivery by each of the other parties hereto or thereto, constitutes (or will constitute) the legal, valid and binding obligation of the Company and the Stockholders’ Representative, enforceable against the Company and the Stockholders’ Representative in accordance with its terms.
Section 3.03    No Violation or Approval; Consents.
(a)    The Company’s board of directors has unanimously (i) adopted a resolution approving this Agreement and declaring its advisability and (ii) recommended that its stockholders approve and adopt this Agreement, the Merger and other Contemplated Transactions. As of the date of this Agreement, Stockholders holding all of the issued and outstanding shares of Common Stock outstanding on the date hereof or issuable pursuant to Company Convertible Securities (without regard to any vesting provisions thereof), in the aggregate, have adopted this Agreement or otherwise validly and irrevocably waived rights of appraisal pursuant to Section 262 of the DGCL.
(b)    Neither the execution, delivery and performance of this Agreement or the Transaction Documents by the Company nor its consummation of the Contemplated Transactions will (with or without the lapse of time):
(i)    require the Approval of any Governmental Authority by or on behalf of the Acquired Companies, other than (A) required filings under the HSR Act, (B) required approvals and filings under applicable foreign antitrust and competition laws, (C) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (D) consents, waivers, approvals, orders, authorizations or filings that, if not obtained or made,

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would not reasonably be expected to prevent or materially impair or materially delay the ability of the Company to consummate the Contemplated Transactions;
(ii)    result in or give rise to the imposition of a Lien (other than Permitted Liens) on any of the material properties or assets of the Acquired Companies;
(iii)    assuming the taking of each action by (including the obtaining of each necessary Approval), or in respect of, and the making of all necessary filings with, Governmental Authorities, result in a breach or violation of, or constitute a default under, any Applicable Laws to which the Acquired Companies, the Business or any Assets are subject; or
(iv)    except as set forth in Section 3.03(b)(iv) of the Disclosure Schedules, conflict with, result in a breach or violation of, or constitute a default under, or give rise to a right of or result in termination, cancellation of, or accelerate the performance required by, or require any action by (including any Approval) or to, or give rise to increased, additional or guaranteed rights to, any Person under, any of the terms, conditions or provisions of (A) any Contractual Obligation of the Company or a Company Subsidiary or any Contractual Obligation applicable to any of their respective properties or assets, (B) any Governmental Order to which any Acquired Company is subject, or (D) assuming receipt of Stockholder Approval, the Organizational Documents of the Company, except in the case of clause (A) for such breaches, violations, defaults, terminations, accelerations, actions or notices which would not have a Material Adverse Effect.
Section 3.04    Capitalization of the Acquired Companies.
(a)    The entire authorized capital stock of the Company consists of One Thousand (1,000) shares of the Company’s Common Stock, of which, as of the date of this Agreement, One Thousand (1,000) Shares are issued and outstanding. All of the outstanding shares of capital stock of the Company have been duly authorized, validly issued and are fully paid and non-assessable, have not been issued in violation of any preemptive rights, and were issued in compliance with all Applicable Laws. Section 3.04(a) of the Disclosure Schedules accurately sets forth, as of the date of this Agreement, the name of each Person that is the record owner as reflected in the stock records of the Company of any shares of Common Stock and the number of such shares so owned by such Person, and such shares are owned by each such Person free and clear of all Liens (other than Permitted Liens). Other than as set forth in Section 3.04(b) of the Disclosure Schedules, the number of such shares set forth as being so owned by such Person constitutes the entire interest of such Person in the issued and outstanding capital stock or voting securities of the Company.
(b)    As of the date hereof, except as described in Section 3.04(b) of the Disclosure Schedules, there are no outstanding options, warrants or other rights of any Person to acquire any Shares or any other equity securities of, or any equity interests in, the Company or its Subsidiaries, or securities exercisable or exchangeable for, or convertible into, equity securities of, or equity interests in, the Company or its Subsidiaries (“Company Convertible Securities”).

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(c)    Section 3.04(c) of the Disclosure Schedules sets forth a true and complete list of the name and jurisdiction of organization of the Acquired Companies and, with respect to each Company Subsidiary, its authorized and issued and outstanding equity interests. Except as set forth in Section 3.04(c) of the Disclosure Schedules, no Acquired Company owns any equity securities of or interests in any Person other than another Subsidiary of the Company.
(d)    Section 3.04(d) of the Disclosure Schedules accurately sets forth, as of the date of this Agreement, the name of each Person that is the record owner as reflected in the stock or similar records of the each Subsidiary of any equity of such Subsidiary and the amount of such equity so owned by such Person. The Company or a Subsidiary of the Company holds the equity interests of each of the Company’s Subsidiaries free and clear of all Liens (other than Permitted Liens). Except as set forth in Section 3.04(d) of the Disclosure Schedules, (i) there are no preemptive rights or other similar rights in respect of any equity interests in the Company or any Company Subsidiary, (ii) there are no Liens (other than Permitted Liens) on, or Contractual Obligations of an Acquired Company or of its Stockholders or other equity interest holders, concerning, the ownership, transfer or voting of any equity interests in the Acquired Companies, or otherwise affecting the rights of any holder of the equity interests in the Acquired Companies, (iii) except for the Contemplated Transactions, there is no Contractual Obligation, or provision in the Organizational Documents of any Acquired Company, which obligates any of the Acquired Companies to (A) purchase, redeem or otherwise acquire, or make any payment (including any dividend or distribution) in respect of, any equity interest in the Acquired Companies or (B) issue, transfer or sell any equity interests or Company Convertible Securities, (iv) there is no Contractual Obligation obligating the Company to grant, extend or enter into any subscription agreement or any agreement concerning any Company Convertible Securities and (v) there are no existing rights with respect to registration under the 1933 Act of any equity interests in the Acquired Companies.
(e)    Neither the Company nor any Company Subsidiary has outstanding bonds, debentures, notes or other similar obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Stockholders on any matter.
Section 3.05    Financial Matters.
(a)    Financial Statements. Buyer has been furnished with true and complete copies of each of the following: (i) the audited consolidated balance sheet of EP Minerals and its consolidated Subsidiaries as of November 30, 2017, and the related audited consolidated statement of income, cash flow and changes in stockholders’ equity of EP Minerals and its consolidated Subsidiaries for the fiscal year then-ended, accompanied by any notes thereto and the reports of EP Minerals’ independent accountants with respect thereto; and (ii) the unaudited consolidated balance sheet of the Company and its consolidated Subsidiaries as of January 31, 2018 (the “Most Recent Balance Sheet” and the date thereof, the “Most Recent Balance Sheet Date”), and the related unaudited consolidated statement of income, cash flow and changes in stockholders’ equity of the Company and its consolidated Subsidiaries for the two (2) months then-ended (collectively, the financial statements described in clauses (i) and (ii), the “Financials”).

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(b)    Compliance with GAAP. The Financials (including any notes thereto) (i) have been prepared in accordance with GAAP, consistently applied throughout the periods indicated, (ii) are consistent with the books and records of the Acquired Companies in all material respects, and (iii) fairly present, in all material respects, the consolidated financial position and the consolidated results of the operations of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flow for the periods then-ended in accordance with GAAP (subject, in each case, in the case of the unaudited Financials, to the absence of statements of cash flows and stockholder equity and footnotes and to normal year-end and periodic reclassifications and adjustments the effect of which will not, in the aggregate, be materially adverse).
(c)    No Undisclosed Liabilities. Except for liabilities disclosed in Section 3.05(c) of the Disclosure Schedules, the Company and Company Subsidiaries have no liabilities or obligations of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP other than (i) those set forth or provided for in the balance sheet included in the Financial Statements as of November 30, 2017, (ii) those incurred in the conduct of the Company’s and the Company Subsidiary’s businesses since November 30, 2017 (the “Balance Sheet Date”) in the ordinary course of business consistent with past practice, (iii) those incurred by the Company in connection with the execution and performance of the Company’s obligations under this Agreement and (iv) those that, individually or in the aggregate, do not exceed $750,000.
Section 3.06    Absence of Certain Developments. Since the Balance Sheet Date, (a) the Business has been conducted in all material respects in the ordinary course of business consistent with past practice, (b) there has not occurred a Material Adverse Effect with respect to the Company and Company Subsidiaries, (c) neither the Company nor any Company Subsidiary has suffered material damage, destruction or loss, whether or not covered by insurance, affecting the assets, properties or business of the Company or any Company Subsidiary and (d) the Company has not taken any action that would have required the prior written consent of Buyer under Section 5.01 if such action had been taken after the date of this Agreement and prior to the Closing.
Section 3.07    Debt; Guarantees. Section 3.07 of the Disclosure Schedules sets forth a list of all of the Acquired Companies’ material (i) Contractual Obligations governing Debt and (ii) leasing or similar arrangements that, in accordance with GAAP, are classified as capital leases, in each case as of the date of this Agreement. The Acquired Companies have no material liability in respect of a guarantee of any Debt or other liability of any other Person (other than another Subsidiary of the Company).
Section 3.08    Assets. The Acquired Companies have good and valid title to, or in the case of leased or licensed property and assets have a valid leasehold interest in or the right to use pursuant to a valid and enforceable lease, license or similar Contractual Obligation that affords the applicable Acquired Company possession of the properties and assets that are the subject of such lease, license or Contractual Obligation, all of their tangible properties, rights and assets, whether real or personal, including all assets reflected in the Most Recent Balance Sheet or acquired after the Most Recent Balance Sheet Date, except (a) to the extent the enforceability of any such leases or other Contractual Obligations may be limited by general principles of equity (whether considered in a proceeding at

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law or in equity) and (b) for assets that have been sold or otherwise disposed of since the Most Recent Balance Sheet Date in the ordinary course of business (collectively, the “Assets”). None of the Assets is subject to any Lien other than a Permitted Lien. The Assets are in reasonably good condition, reasonable wear and tear excepted, and usable for the purposes for which they are currently used in the conduct of the Business, and none of such Assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The Company and the Company Subsidiaries collectively beneficially hold, lease or license all material assets, properties and rights used by them in the conduct of their businesses, and such assets, properties and rights are sufficient for the conduct of the Business. This Section 3.08 does not relate to real property or interests in real property, such items being instead the subject of Section 3.09, or to Intellectual Property or interests in Intellectual Property, such items being instead the subject of Section 3.10.
Section 3.09    Real Property.
(a)    Section 3.09(a)(i) of the Disclosure Schedules sets forth an accurate and complete list of all real property owned in fee by the Acquired Companies (the “Owned Real Property”), together with a description of the location of each Owned Real Property (including, to the extent available for each Owned Real Property, parcel identification numbers, tax lot numbers, and/or the township, range and section information identifying the location of the relevant Owned Real Property) and the name of the Acquired Company holding such title. The Acquired Companies have good and marketable title (or the equivalent of good and marketable title in the applicable jurisdiction) to all Owned Real Property, in each case except where the failure to have such title or interest would not materially interfere with the use or occupancy of the Owned Real Property. The Owned Real Property and the Leased Real Property collectively include all real property reflected on the Most Recent Balance Sheet or acquired after the Most Recent Balance Sheet Date, except for properties and assets sold since the Most Recent Balance Sheet Date. Except as set forth in Section 3.09(a)(ii) of the Disclosure Schedules, (A) none of the Acquired Companies have entered into any lease, sublease or other occupancy or use agreement with respect to any of the Owned Real Property which remains in effect, (B) there is no pending, or, to the Knowledge of the Company, proposed change in the zoning of any of the Owned Real Property or any part thereof, and (C) none of the Acquired Companies is a party to any agreement or option to purchase any Real Property or interest therein.
(b)    Except as set forth in Section 3.09(a)(i) and Section 3.09(c)(i) of the Disclosure Schedules, none of the Acquired Companies currently owns or leases, or has during the past five (5) years owned or leased, any real property. The Owned Properties and the Leased Real Properties (collectively, the “Real Property”) constitute all of the real property interests used by, or necessary for, the conduct of the Business of the Acquired Companies. None of the Real Property is subject to any Lien, except Permitted Liens. The Company has made available to Buyer true and correct copies of the most recent annual filing for each unpatented mining claim constituting part of the Owned Real Property. There are no outstanding options or rights of first refusal to purchase any of the Real Property or any interest therein. The Acquired Companies have obtained and maintained in full force and effect all licenses, Permits and similar governmental authorizations required under any Applicable Laws or regulations for the use, operation and occupancy of the Real Property as

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currently used, operated and occupied in connection with the Business, and use and occupancy of the Real Property or any portion thereof or the operation of the Business thereon is not dependent on a “permitted non-conforming use” or “permitted non-conforming structure” or similar variance, exemption or approval from any Governmental Authority. None of the Acquired Companies has received written notice from any Governmental Authority that any of the Owned Real Property is in violation of any Applicable Law, which violation remains uncured.
(c)    Section 3.09(c)(i) of the Disclosure Schedules sets forth an accurate and complete list of all real property leased or subleased by the Acquired Companies and all real property in which the Acquired Companies hold any easement interest or other use or occupancy interest, including, without limitation, mining claims and water rights (the foregoing collectively, the “Leased Real Property”), together with, as applicable, a description of the applicable property(including, with respect to each leased mining claim, the township, range and section information identifying the location of the relevant leased mining claim), the nature of the real property interest and the lease, sublease, easement or other agreements creating such Leased Real Property (the “Leases”), the identity of the lessor or grantor thereunder and the identity of the Acquired Company holding such lease, easement or other occupancy interest. The Acquired Companies have a good, valid and subsisting leasehold, easement or other occupancy interest in all Leased Real Property, in each case except where the failure to have such title or interest would not materially interfere with the use or occupancy of such Leased Real Property. The Company has made available to Buyer true and complete copies of the Leases relating to such Leased Real Property, including all extensions, amendments and other modifications, if any, thereof, and subordination and nondisturbance agreements, if any, relating thereto. Except as set forth in Section 3.09(c)(i) of the Disclosure Schedules, none of the Leased Real Property is occupied by any Acquired Company pursuant to a sublease. With respect to each Lease listed in Section 3.09(c)(i) of the Disclosure Schedules, except as set forth Section 3.09(c)(ii) of the Disclosure Schedules, none of the Acquired Companies has assigned, transferred, conveyed, subleased, licensed, mortgaged, deeded in trust or encumbered any interest in the Lease or the premises or property demised or granted thereunder. With respect to the Leased Real Property, there is no default by the Acquired Companies or, to the Knowledge of the Company, by any other party under any of the Leases, and no circumstance has occurred that, with the passage of time or the giving of notice or both would constitute a default by the Acquired Companies or, to the Knowledge of the Company, any other party under the Leases.
(d)    With respect to each of the unpatented mining claims constituting part of the Real Property: (i) except as expressly set forth in Section 3.09(a) or Section 3.09(c) of the Disclosure Schedules, the Acquired Company that is the owner or lessee of such mining claim is the sole owner or lessee, as the case may be, of such unpatented mining claim, subject only to those rights of record described in Section 3.09(d) of the Disclosure Schedules, (ii) all lands covered by such unpatented mining claims were open to location when such claims were located and, to the Knowledge of the Company, there are no conflicts with claims owned by other parties, and (iii) to the Knowledge of the Company, such unpatented mining claims have been properly located and maintained in conformance with Applicable Laws.
(e)    Except as set forth on Section 3.09(e) of the Disclosure Schedules, the Acquired Companies hold fee title, mining leases, mining claims, mining licenses, mining concessions or

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other conventional proprietary interests or rights recognized in the jurisdiction in which each mining Real Property is located in respect of the ore bodies and minerals in such mining properties and milling facilities under valid, subsisting and enforceable title documents, contracts, leases, licenses of occupation, licenses, mining concessions, permits or other recognized and enforceable instruments and documents, sufficient to permit the Acquired Companies to explore for, develop, extract, exploit, remove, process or refine the minerals relating thereto (as applicable). In addition, the Acquired Companies have all necessary surface rights, access rights and all other presently required rights and interests granting the Acquired Companies the rights and ability to explore for, mine, extract, remove or process the minerals derived from each such mining Real Property. Each of the aforementioned interests and rights is currently in good standing.
(f)    All Real Property (including all improvements and fixtures owned by the Acquired Companies located thereon or attached thereto) is in good and safe condition and repair (ordinary wear and tear excepted), and is sufficient in all material respects for the conduct of the Business. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) there has been no (A) material casualty event with respect to the Real Property within the preceding twelve (12) calendar months prior to the date hereof which has not been substantially remedied or repaired or with respect to which insurance proceeds have not been received in an amount sufficient to pay for such remedies or repairs, or (B) condemnation or eminent domain proceeding commenced against, or to the Knowledge of the Company, threatened in respect of any Real Property or any material portion thereof or interest therein, (ii) except as set forth on Section 3.18 of the Disclosure Schedules, all improvements on any Real Property are wholly within the boundary lines of such Real Property and do not encroach on any adjoining premises of such Real Property and (iii) there are no encroachments on any Real Property (or any easement appurtenant thereto) by any improvements located on any adjoining premises.
Section 3.10    Intellectual Property.
(a)    (i) The Acquired Companies own, license or have the right to use all Intellectual Property used in the operation of their businesses as currently conducted, free and clear of all Liens other than Permitted Liens; (ii) no actions are pending or, to the Knowledge of the Company, threatened, against the Acquired Companies with regard to any Intellectual Property; (iii) to the Knowledge of the Company, (A) the operation of the Acquired Companies’ businesses as currently conducted does not infringe, misappropriate or violate (“Infringe”) the Intellectual Property of any other person, and (B) no third party is materially Infringing the Acquired Companies’ Intellectual Property; (iv) all unexpired registrations and pending applications for registered Intellectual Property owned by the Acquired Companies that are material to the Acquired Companies, taken as a whole, are subsisting and, to the Knowledge of the Company, are valid and enforceable; (v) the Acquired Companies take commercially reasonable actions to protect their Intellectual Property (including trade secrets and confidential information in accordance with the policies and procedures previously provided or made available to Buyer); and (vi) the Acquired Companies take commercially reasonable actions to maintain and protect the integrity, security and operation of their information systems.

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(b)    Section 3.10(b) of the Disclosure Schedules sets forth a list of all material patents, patent applications, registered copyrights, registered trademarks and service marks and applications to register trademarks and service marks, in each case that are owned by the Acquired Companies.
Section 3.11    Tax Matters.
(a)    Each Acquired Company has timely filed, or has caused to be timely filed on its behalf (after giving effect to extensions), all Tax Returns required to be filed by or with respect to it, and all such Tax Returns are true, correct, and complete in all material respects. All Taxes required to be paid by or with respect to the Acquired Companies have been timely paid in full (whether or not shown on any Tax Returns). There are no Liens with respect to Taxes upon any Asset other than Permitted Liens, and no claim for unpaid Taxes has been made by any Governmental Authority that could give rise to any such Lien.
(b)    All Taxes required to have been withheld and paid in connection with amounts paid by the Acquired Companies to any employee, independent contractor, or other Person have been withheld and timely paid to the appropriate Governmental Authority, and the Acquired Companies have properly received and maintained (to the extent required by Applicable Law) any and all certificates, forms, and other documents required by Applicable Law for any exemption from withholding and remitting any Taxes.
(c)    No claim concerning Taxes of the Acquired Companies has been raised in writing by a Governmental Authority that has not been resolved. There is no audit, action, suit, claim, or other proceeding that is commenced, ongoing, pending, or threatened in respect of any Taxes of or with respect to any Acquired Company or for which any Acquired Company may be liable, and no Acquired Company has received from any Governmental Authority any notice in writing indicating an intent to open an audit or other review pertaining to Taxes of or with respect to an Acquired Company.
(d)    Except as set forth in Section 3.11(d) of the Disclosure Schedules, no Acquired Company has agreed to any extension or waiver of any statute of limitations in respect of Taxes, agreed to any extension of time with respect to a Tax assessment or deficiency, or entered into any closing agreement under Applicable Law that, in each case, remains in effect. No power of attorney granted by any Acquired Company with respect to any Taxes is currently in force.
(e)    The unpaid Taxes of the Acquired Companies did not, as of the Most Recent Balance Sheet Date, exceed the reserve for Taxes (but excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto).
(f)    Since the Most Recent Balance Sheet Date, the Acquired Companies have not (i) made or revoked any election in respect of Taxes, (ii) changed any accounting method in respect of Taxes, (iii) prepared any Tax Returns in a manner which is not consistent with the past practice of the Acquired Companies with respect to the treatment of items on such Tax Returns, (iv) filed any amendment to a Tax Return that will increase the Tax liability of any Acquired Company after the Closing, (v) incurred any liability for Taxes other than in the ordinary course of business, (vi)

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settled any claim or assessment in respect of Taxes, (vii) consented to the extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Governmental Authority, or (viii) surrendered any right to claim a refund of Taxes
(g)    No Acquired Company has ever been a member of an “affiliated group” within the meaning of Code Section 1504(a) filing a consolidated U.S. federal income Tax Return (other than such an “affiliated group” with respect to which any Acquired Company was the common parent) or an affiliated, combined, consolidated, unitary, or aggregate Tax group for purposes of filing any other Tax Return (other than any such group with respect to which any Acquired Company was the common parent). No Acquired Company has any liability with respect to the Taxes of any Person (other than another Acquired Company) as a result of having been a member of an affiliated, combined, consolidated, unitary, or aggregate group for Tax purposes, including pursuant to Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Applicable Law). No Acquired Company has any liability for Taxes of any Person (other than an Acquired Company) as a transferee, successor, by contract or otherwise.
(h)    No Acquired Company is party to or bound by any Tax sharing, allocation, indemnity, or similar agreement, other than any such agreement entered into in the ordinary course of business and not primarily related to Taxes.
(i)    No Acquired Company has distributed stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was governed, or purported or intended to be governed, in whole or in part, by Section 355 or 361 of the Code or any similar provision of state, local or foreign Tax Applicable Law.
(j)    No claim has been made by any Governmental Authority in a jurisdiction where an Acquired Company does not file Tax Returns that it is or may be subject to Tax by such jurisdiction.
(k)    No Acquired Company is subject to any private letter ruling technical advice memorandum, or similar ruling or memorandum of the IRS or any comparable rulings of any Governmental Authority, and there is no pending request for such a ruling or memorandum.
(l)    The Acquired Companies will not be required to include any item of income in, or exclude any item of deduction from, any taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting pursuant to Section 481(a) or Section 482 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Applicable Law), (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Applicable Law) executed on or prior to the Closing Date, (iv) intercompany transaction or excess loss account described in Treasury Regulations promulgated under Section 1502 of the Code (or any corresponding or similar provision of state, local, or foreign Tax Applicable Law), (v) installment sale or open transaction disposition made on or prior to the Closing Date, (vi) prepaid amount received on or prior to the Closing Date, (vii) an election under Section 108(i) of the Code, or (viii) “subpart F income” (as defined in Section 952(a) of the Code) or amounts determined under Section 956 of the Code arising or generated during any taxable period (or portion thereof) ending on or

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prior to the Closing Date. The liabilities of the Acquired Companies arising under Section 965 of the Code does not exceed $2,000,000.
(m)    No Acquired Company has participated in or is currently participating in, or has any liability for the payment of any Tax resulting from a Person’s participation in, directly or indirectly, (i) “any reportable transaction”, as defined in Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011-4(b), or (ii) any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign Tax Applicable Law. The Acquired Companies have disclosed on all Tax Returns filed by them all positions taken therein that could, if not so disclosed, give rise to a substantial understatement penalty within the meaning of Section 6662 or Section 6662A of the Code (or any similar provision of state, local, or foreign Tax Applicable Law).
(n)    No Acquired Company (i) is or has ever been a “passive foreign investment company” within the meaning of Section 1297 of the Code, or (ii) has a permanent establishment (within the meaning of any applicable Tax treaty or convention) or an office or fixed place of business in a country other than the country in which it is organized.
(o)    True, complete, and correct copies of the following have been made available to Buyer: (i) all U.S. federal, state, local, and foreign income and franchise Tax Returns and material other Tax Returns of or with respect to the Acquired Companies for Tax periods ending on or after December 31, 2014, and (ii) all audit or examination reports, notices of proposed adjustments, statements of deficiencies, or similar correspondence received by or with respect to the Acquired Companies on or after December 31, 2014.
(p)    The U.S. federal income tax classification of each Acquired Company is set forth on Section 3.11(p) of the Disclosure Schedules.
Section 3.12    Employee Benefit Plans.
(a)    Company Plans. Section 3.12(a) of the Disclosure Schedules lists all Employee Plans that the Acquired Companies or any of their ERISA Affiliates sponsor or maintain, or to which the Acquired Companies contribute or are obligated to contribute, or which covers the Acquired Companies’ employees and for which the Acquired Companies have any liability (each a “Company Plan”). With respect to each Company Plan, the Acquired Companies have made available to Buyer accurate and complete copies of each of the following: (i) the plan document together with all amendments thereto, and any trust agreements, (ii)  any summary plan descriptions, summary of material modifications or employee handbooks, (iii) in the case of any plan that is intended to be qualified under Code Section 401(a), the most recent determination or opinion letter from the IRS and the most recent consolidated financial statement and actuarial valuation, and (iv) in the case of any plan for which Forms 5500 are required to be filed, the most recently filed Form 5500.
(b)    Plan Qualification; Plan Administration. (i) Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received or filed for a favorable determination or opinion letter to the effect that the form of such plan is so qualified or the applicable period for requesting such determination or opinion has not yet expired, and to the Company’s Knowledge, the Acquired Companies have not taken, or failed to take, any action that would be reasonably

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expected to result in the revocation of such letter or the failure to obtain such qualification; (ii) each Company Plan has been administered in compliance in all material respects in accordance with its terms and all Applicable Laws; and (iii) the requirements of Part 6 of Subtitle B of Title I of ERISA and of Section 4980B of the Code have been met in all material respects with respect to each Company Plan that is a welfare benefit plan within the meaning of Section 3(1) of ERISA and is subject to such provisions.
(c)    All Contributions and Premiums Paid. All required contributions, assessments and premium payments on account of each Company Plan have been timely paid by the applicable due date or accrued in accordance with GAAP.
(d)    Claims. With respect to each Company Plan, there are no material existing (or, to the Company’s Knowledge, threatened) claims or actions involving any Acquired Company (other than routine claims for benefits).
(e)    No Liability. Except as listed in Section 3.12(e) of the Disclosure Schedules, no Company Plan is subject to Title IV of ERISA. Neither the Acquired Companies nor any of their ERISA Affiliates maintains, sponsors, contributes to or has any current or contingent liability with respect to, any “multiemployer plan” (as such term is defined under Section 3(37) of ERISA).
(f)    Retiree Benefits; Certain Welfare Plans. Except as required under Section 601 et seq. of ERISA or Section 4980B of the Code, no Company Plan provides medical, or life insurance benefits or coverage following retirement or other termination of employment.
(g)    No Accelerated Benefits. Except as set forth in Section 3.13(g) of the Disclosure Schedules, neither the execution and delivery of this Agreement and the other Transaction Documents nor the consummation of the transactions contemplated hereby and thereby (in each case either alone or in conjunction with any other event) will: (i) result in any payment becoming due to any Continuing Employee; (ii) increase any benefits otherwise payable to any Continuing Employee; (iii) result in the acceleration of the time of payment to a Continuing Employee or vesting of any benefits under a Company Plan; or (iv) result in funding or acceleration of funding of any benefit under any Company Plan.
(h)    Section 409A of the Code. Other than the EP Deferred Compensation Plan, to the Company’s Knowledge, (i) at all times since January 1, 2005, all Company Plans that are subject to Section 409A of the Code have been operated in a manner that materially complies with Section 409A of the Code, (ii) all Company Plans that were in effect prior to January 1, 2009 were validly amended no later than December 31, 2008 to become in material documentary compliance with Section 409A of the Code and (iii) all new Company Plans that were established after December 31, 2008 have, since their inceptions, been in material documentary compliance with Section 409A of the Code.
(i)    Foreign Plans. Section 3.12(i) of the Disclosure Schedules separately identifies each Company Plan that is not subject to United States law maintained primarily in respect of Continuing Employees (a “Foreign Plan”) and the non-U.S. jurisdiction applicable to each Foreign Plan. Each Foreign Plan has been established, maintained and administered in all material respects in

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accordance with its terms and Applicable Laws, and if intended to qualify for special tax treatment, meets all the requirements for such treatment. All employer and employee contributions to each Foreign Plan required by its terms or by Applicable Law have been made or, if applicable, accrued in accordance with generally accepted accounting practices in the applicable jurisdiction and any other payments (including insurance premiums) otherwise due in respect of a Foreign Plan have been paid in full. The fair market value of the assets of each funded Foreign Plan, the liability of each insurer for any Foreign Plan funded through insurance or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Plan, and no transaction contemplated by this Agreement will cause such assets or insurance obligations to be less than such benefit obligations. Each Foreign Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.
Section 3.13    Environmental Matters. Except as set forth in Section 3.13 of the Disclosure Schedules, (a) each Acquired Company is in compliance with all Environmental Laws applicable to it, except where the failure to be in compliance would not have a Material Adverse Effect, (b) each Acquired Company has all permits, authorizations and approvals required under applicable Environmental Laws, except where the failure to have such permits, authorizations and approvals would not have a Material Adverse Effect, and is in compliance with the respective requirements of such permits, authorizations and approvals, except where the failure to be in compliance would not have a Material Adverse Effect, (c) there is not now pending or, to the Company’s Knowledge, threatened, any action against the Acquired Companies in connection with any past or present noncompliance with such Environmental Laws, except in each of the foregoing cases with respect to actions that would not have a Material Adverse Effect, (d) there has been no release of any Hazardous Substance on, upon, into or from any site currently owned or leased by any Acquired Company or, to the Company’s Knowledge, on or from any real property formerly owned or leased by any Acquired Company, except for any such releases that would not have a Material Adverse Effect, (e) there has been no Hazardous Substance generated by the Acquired Companies that has been disposed of at any site that has been included in any published U.S. federal, state or local “superfund” site list or any other similar list of hazardous or toxic waste sites published by any Governmental Authority in the United States, and (f) there are no known underground storage tanks located on, no PCBs (polychlorinated biphenyls) or PCB-containing equipment used or stored on, and no hazardous waste as defined by the Resource Conservation and Recovery Act stored on, any site owned or operated by the Company, except for the storage of hazardous waste in compliance with Environmental Laws. The Company has provided or made available to Buyer all material environmental site assessments, audits, investigations and studies in the possession of the Acquired Companies relating to the Real Property or to the operations of the Acquired Companies.
Section 3.14    Contracts.
(a)    Contracts. Section 3.14(a) of the Disclosure Schedules sets forth a list of all Contractual Obligations of the Acquired Companies of the types described below that are in effect on the date of this Agreement:

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(i)    any Contractual Obligation (or group of related Contractual Obligations) for the sale of products or services to any customer or for the purchase of products or services from any supplier, from which the associated revenues or costs, as the case may be, exceeded Five Million Dollars ($5,000,000) during the fiscal year ended on November 30, 2017;
(ii)    all partnership or joint venture agreements to which any Acquired Company is party;
(iii)    any Contractual Obligation (or group of Contractual Obligations) under which the Company or the Company Subsidiaries have created, incurred, assumed or guaranteed any Debt, or under which it has permitted any Asset to become encumbered by a Lien (other than by a Permitted Lien);
(iv)    any Contractual Obligation which imposes a material restriction on the geographies in which any Acquired Company may operate the Business or limits the freedom of any Acquired Company to compete with any other Person, in any line of business or prohibits the sale of any products by an Acquired Company;
(v)    any employment agreement of the Acquired Companies with an employee, consultant or independent contractor whose cash compensation during the fiscal year ended on November 30, 2017 exceeded Two Hundred Thousand Dollars ($200,000);
(vi)    any Contractual Obligation or plan (including any stock option, merger or stock bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of Common Stock or any other securities of the Company or any Company Subsidiary or any Company Convertible Securities;
(vii)    any Contractual Obligation with any union or collective bargaining agreements;
(viii)    any agency, dealer, distributor, sales representative, marketing or other similar Contractual Obligation that involves payment by any Acquired Company of consideration in excess of Two Hundred Fifty Thousand Dollars ($250,000) during the fiscal year ended on November 30, 2017;
(ix)    any lease of real property or any material capital lease;
(x)    any Contractual Obligation pursuant to which the Company or a Company Subsidiary has acquired or is currently under an obligation to acquire a business or entity, or substantially all of the assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise;
(xi)    any settlement agreement with ongoing material obligations on the part of the Company or the Company Subsidiaries;
(xii)    any Contractual Obligations, including options, to sell or lease (as lessor), but excluding any Contractual Obligations for the sale of products or services to any

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customer, any property or asset of any Acquired Company for an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) during the fiscal year ended on November 30, 2017;
(xiii)    any Contractual Obligations pursuant to which any Acquired Company has agreed to acquire or lease, but excluding any Contractual Obligations for the purchase of products or services from any supplier, any property or asset for an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) during the fiscal year ended on November 30, 2017;
(xiv)    any Contractual Obligation requiring capital expenditures or commitments for capital expenditures in excess of $250,000;
(xv)    any license, sublicense or other Contractual Obligation pursuant to which the Company or Company Subsidiary acquired or is authorized to use any third-party Intellectual Property, other than “shrink wrap” and similar generally available commercial end-user licenses to software, that involve payments or expenditures by the Company or Company Subsidiary in the case of any such individual license, sublicense or Contractual Obligation that are reasonably expected to be $100,000 or more per annum; and
(xvi)    any other Contractual Obligation (or group of related Contractual Obligations) that does not relate to the sale of services to any customer or the purchase of products or services from any supplier and that involves payment by or to any Acquired Company of consideration in excess of Two Hundred Fifty Thousand Dollars ($250,000) during the fiscal year ended on November 30, 2017, other than any Contractual Obligation that is terminable by any Acquired Company at will without material liability and on notice of 60 days or fewer.
(b)    The Company has made available to Buyer accurate and complete copies of each Contractual Obligation listed in Section 3.14(a) of the Disclosure Schedules, in each case, as amended or otherwise modified and in effect. Each Contractual Obligation required to be disclosed in Section 3.14(a) of the Disclosure Schedules (the “Disclosed Contracts”) is valid and binding upon the Company and each Company Subsidiary (as applicable) and, with the exception of Purchase Orders, is enforceable against the Company or Company Subsidiary party to such Contractual Obligation and, to the Company’s Knowledge, is enforceable against the other party to such Contractual Obligation, and, subject to obtaining any necessary Approvals disclosed in Section 3.03(b)(iv) or Section 3.14(a) of the Disclosure Schedules, will continue to be so enforceable following the consummation of the Contemplated Transactions, except as the enforceability thereof may be limited by (A) applicable bankruptcy, insolvency, moratorium, reorganization or similar laws in effect which affect the enforcement of creditors rights generally or (B) general principles of equity, whether considered in a proceeding at law or in equity. The Acquired Companies are not, and, to the Company’s Knowledge, no other party to any Disclosed Contract is in material breach or violation of, or default under, or has repudiated any material provision of, any Disclosed Contract, and no Acquired Company has been alleged presently to be in material breach or violation of, or default under, any Disclosed Contract. No event has occurred and no facts or circumstances exist which with the giving of notice or the lapse of time, or both, would constitute a material breach or

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violation or default on the part of the Company or any Company Subsidiary under any Disclosed Contract or give the other party thereto any right to terminate, modify, or accelerate any payment or other obligation or take any other action as a result thereof except for such defaults, events, facts or circumstances as would not, in the aggregate, be reasonably likely to have a Material Adverse Effect.
Section 3.15    Related Party Transactions. No Stockholder and no Affiliate, officer or director (or the equivalent) of any Acquired Company is a party to any material agreement or transaction with any Acquired Company other than (a) with respect to the payment of compensation to officers and directors (or the equivalent) and (b) agreements and transactions solely between the Company and one or more of its Subsidiaries.
Section 3.16    Labor Matters. Since December 31, 2014, the Acquired Companies have not experienced any material grievances, claims of unfair labor practices, arbitrations or other collective bargaining disputes. There are no pending, and since December 31, 2014 there have not been any, unfair labor practice charges before the National Labor Relations Board and, to the Company’s Knowledge, no such charges are threatened to be brought. There is no, and since December 31, 2014 there has not been any, work slowdown, lockout, stoppage, picketing or strike by or with respect to any employees of the Acquired Companies and, to the Company’s Knowledge, no such work slowdown, lockout, stoppage, picketing or strike is threatened. Other than the agreements set forth in Section 3.16 of the Disclosure Schedules, no Acquired Company is party to, or otherwise subject to, any collective bargaining agreement or other similar contract with a labor union. To the Company’s Knowledge, there is no effort by or on behalf of any labor union to organize any Employees and there have been no such efforts for the past three years. No petition has been filed or proceedings instituted by any labor union or other labor organization with the National Labor Relations Board seeking recognition or certification as the bargaining representative of any employee or group of employees of any Acquired Company. The Company and each Company Subsidiary is (and all times since December 31, 2014 has been) in compliance in all material respects with all Applicable Laws relating to labor relations or employment matters, including Applicable Laws relating to equal employment opportunity, discrimination, harassment, and retaliation, immigration status, employee safety and health, wages and hours, disability rights or benefits, applicant and employment background checking, workers’ compensation, equal pay, family and medical leave and other leaves of absences, and worker classification (including proper classification of employees as exempt or non-exempt under the Fair Labor Standards Act or similar state or local wage and hour laws, and proper classification of workers as employees or independent contractors).
Section 3.17    Litigation; Governmental Orders.
(a)    There is no action, suit, arbitration or similar proceeding pending or, to the Company’s Knowledge, threatened against the Company or any Company Subsidiary or any of their assets or properties or any of their directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any Company Subsidiary).

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(b)    There is no Governmental Order against or applicable to the Company or any Company Subsidiary, any of their assets or properties, or, to the Knowledge of the Company, any of their Affiliates, directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company or any Company Subsidiary).
(c)    There is no action, suit or similar proceeding pending or, to the Company’s Knowledge threatened, nor is there any Governmental Order, that is reasonably likely, either individually or in the aggregate, to prevent, materially delay or materially impair the ability of the Company or the Stockholders’ Representative to perform its obligations under this Agreement.
Section 3.18    Compliance with Laws. The Company and each Company Subsidiary is (and at all times since December 31, 2014 has been) in compliance with, is not (and at all times since December 31, 2014 has not been) in violation of, and has not received any written notice of, or, to the Knowledge of the Company, any other communication regarding, any violation, investigation relating to any such violation or threat to be charged with any such violation with respect to, any Applicable Laws with respect to the Company or any Company Subsidiary, the conduct of the Business or the ownership or operation of the Business or their assets.
Section 3.19    Corruption and Proceeds of Crime.
(a)    None of the Company, the Company Subsidiaries, nor any of the directors, officers, employees, agents or representatives of the Company or the Company Subsidiaries has taken any action, directly or indirectly, that would result in a violation of: the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), or any analogous anticorruption laws, statutes, rules or ordinances applicable to the Company or its Affiliates (collectively, “Anti-Corruption Laws”). None of the Company, the Company Subsidiaries, nor any of the directors, officers, employees, agents or representatives of the Company or the Company Subsidiaries has directly or indirectly offered, paid, promised to pay or authorized the payment of anything of value, including but not limited to cash, checks, wire transfers, tangible and intangible gifts, favors and services, to a foreign governmental official or any other Person while knowing or having a reasonable belief that all or some portion would be used for the purpose of: (i) influencing any act or decision of a foreign governmental official or other person, including a decision to fail to perform official functions, (ii) inducing any foreign governmental official or other person to do or omit to do any act in violation of the lawful duty of such official, or (iii) inducing any foreign governmental official to use influence with any Governmental Authority in order to assist the Company or any of its Affiliates in obtaining or retaining business with, or directing business to any person or otherwise securing for any person an improper advantage.
(b)    The Company has conducted its business in compliance with Anti-Corruption Laws and has instituted and maintains policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith. No action, suit or other proceeding by or before any Governmental Authority (excluding an investigation by a Governmental Authority) involving the Company, any of the Company Subsidiaries, or any of their directors, officers, employees or agents with respect to Anti-Corruption Laws is pending or, to the Knowledge of the Company, threatened. To the Knowledge of the Company, neither the Company, any of the Company Subsidiaries, nor any of their directors, officers or employees are under investigation by

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a Governmental Authority for alleged violations of Anti-Corruption Laws. No civil or criminal penalties have been imposed on the Company or any of the Company Subsidiaries with respect to violations of Anti-Corruption Laws nor have any disclosures been submitted to the U.S. government or any other Governmental Authority by the Company or any of the Company Subsidiaries with respect to violations of Anti-Corruption Laws. There are no internal investigations with respect to any potential violations of Anti-Corruption Laws or, to the Knowledge of the Company, any allegations by employees or others of any such violations.
(c)    The operations of the Company and the Company Subsidiaries are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions in which they operate, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administrated or enforced by any Governmental Authority (collectively, the “Money Laundering Laws”). No action, suit or other proceeding by or before any court or governmental agency, authority or body or any arbitrator (excluding an investigation by a Governmental Authority) involving the Company or any of the Company Subsidiaries under any Money Laundering Laws is pending or, to the Knowledge of the Company, threatened. To the Knowledge of the Company, neither the Company nor any of the Company Subsidiaries is under investigation by a Governmental Authority for alleged violations of Money Laundering Laws.
Section 3.20    Trade Controls and U.S. Sanctions. Neither the Company, any of the Company Subsidiaries, nor any of the directors, officers, employees, agents or representatives of the Company or the Company Subsidiaries has taken any action, directly or indirectly, that would result in a violation by such Persons of any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or for violation of any U.S. trade controls administered by the Bureau of Industry and Security of the U.S. Commerce Department. Neither the Company nor any of the Company Subsidiaries (a) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of OFAC or (b) engages in any dealings or transactions with any such Person. No action, suit or other proceeding by or before any Governmental Authority (excluding an investigation by a Governmental Authority) involving the Company or any of the Company Subsidiaries with respect to OFAC is pending or, to the Knowledge of the Company, threatened. To the Knowledge of the Company, neither the Company nor any of the Company Subsidiaries is under investigation by a Governmental Authority for with respect to OFAC.
Section 3.21    Safety Reports. Section 3.21 of the Disclosure Schedules sets forth a complete listing of all injury reports, workers’ compensation reports and claims, safety citations and reports, including reports to the U.S. Department of Labor Occupational Health and Safety Administration and the U.S. Department of Labor Mine Safety and Health Administration, relating to the Business since December 31, 2014, excluding de minimis reports, claims and citations.
Section 3.22    Insurance. Section 3.22 of the Disclosure Schedules sets forth a list of the insurance policies or binders of insurance covering the operations of the Acquired Companies as of the date hereof. The Company has made available to Buyer true and accurate copies of all such

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policies or binders. Each such policy is in full force and effect (or has been renewed in the ordinary course of business) and the Company has not received written notice of a material default with respect to its obligations under, or notice of cancellation or nonrenewal of, any of such policies. All premiums due and payable under all such policies and bonds have been timely paid and the Company or Company Subsidiary, as applicable, is otherwise in material compliance with the terms of such policies and bonds. Except for insurance policies that have expired and been replaced in the ordinary course of business, no material insurance policy related to the Company or any Company Subsidiary or the Business has been cancelled by the insurer within the last five years. None of the Company or any of the Company Subsidiaries has received any refusal of coverage notice or any notice that a defense will be afforded with reservation of rights in the last five years. Except as set forth on Section 3.22 of the Disclosure Schedules, there is no claim pending as of the date of this Agreement under any of such policies or bonds and, to the Knowledge of the Company, no event has occurred which could reasonably be expected to result in a claim after the date of this Agreement.
Section 3.23    Customers and Suppliers. Section 3.23 of the Disclosure Schedules sets forth a complete and accurate list of (a) the ten (10) largest customers of the Acquired Companies (measured by aggregate billings) during the fiscal year ended on November 30, 2017 and (b) the ten (10) largest suppliers of materials, products or services to the Company (measured by the aggregate amount purchased by the Company) during the fiscal year ended on November 30, 2017. To the Company’s Knowledge, from the Most Recent Balance Sheet Date, none of such customers or suppliers has cancelled or terminated its business relationship with any Acquired Company or notified any Acquired Company in writing of any intention to cancel or terminate its business relationship with the Acquired Companies.
Section 3.24    No Brokers. There are no brokerage commissions, finders’ fees or similar compensation payable in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of the Stockholders or the Acquired Companies other than fees (if any) that will (a) be paid as contemplated by this Agreement or (b) otherwise be paid by the Stockholders and their Affiliates and for which Buyer and (after the Closing) the Acquired Companies will have no responsibility to pay.
Section 3.25    Licenses and Permits. Except as set forth in Section 3.25 of the Disclosure Schedules, the Company and its Subsidiaries have obtained all of the material Permits necessary to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted. Each of the Company and its Subsidiaries is currently in compliance in all material respects with its obligations under, and the terms of, each Permit, and (a) no event has occurred or condition or state of facts exists which constitutes or after notice or lapse of time or both, would constitute a breach or default in any material respect under any such Permit or which permits or, after notice or lapse of time or both, would permit revocation or termination of any such Permit, or which would materially and adversely affect the rights of any of the Acquired Companies under any such Permit, (b) no notice of cancellation, or of material default concerning any such Permit has been received by any of the Acquired Companies since January 1, 2015 and (c) each such Permit is valid, subsisting and in full force and effect.

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Section 3.26    Bank Relations; Powers of Attorney. Section 3.26 of the Disclosure Schedules sets forth (a) the name of each financial institution in which the Company or any Company Subsidiary has borrowing or investment arrangements, deposit or checking accounts or safe deposit boxes; (b) the types of such arrangements and accounts, including, as applicable, names in which accounts or boxes are held, the account or box numbers and the name of each Person authorized to draw thereon or have access thereto; and (c) the name of each Person holding a general or special power of attorney from the Company or any Company Subsidiary and a description of the terms of each such power.
Section 3.27    Product Warranty. Each product produced, sold or delivered by the Company or any Company Subsidiary has been in material conformity with all applicable contractual commitments and all express and implied warranties, and neither the Company nor any Company Subsidiary has any liability (and, to the Knowledge of the Company, no basis which the Company believes to be valid exists on which any claim for any such liability can be asserted against the Company or any Company Subsidiary) for replacement thereof or other damage in connection therewith, subject to the reserve for product warranty claims set forth in the Most Recent Balance Sheet and warranty claims arising from warranty obligations incurred after the Most Recent Balance Sheet Date in the ordinary course of business consistent with the historical experience of the Company and the Company Subsidiaries. Subject to Applicable Laws, no product produced, sold or delivered by the Company or any Company Subsidiary is subject to any guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease. The Company has provided Buyer with copies of the standard terms and conditions of sale or lease of each product of the Company or any Company Subsidiary (containing applicable guaranty, warranty and indemnity provisions).
Section 3.28    Product Liability. Section 3.28 of the Disclosure Schedules sets forth all product liability claims against the Company or any Company Subsidiary since April 11, 2016 and the disposition or settlement thereof. Neither the Company nor any Company Subsidiary has any material liability (and, to the Knowledge of the Company, no basis which the Company believes to be valid exists on which any claim for any such liability can be asserted against the Company or any Company Subsidiary) for damages, whether arising out of any injury to individuals or property or otherwise, as a result of the ownership, possession or use of any product manufactured, sold, leased or delivered by the Company or any Company Subsidiary.
Section 3.29    Sufficient Escrow Amounts. The Escrow Account (as such term is defined in the APA) contains not less than the amount necessary to satisfy in full the earnout obligations under Section 2.07 of the APA as and when such obligations become due.
Section 3.30    Reserve Information. To the Knowledge of the Company, (a) all information and documentation set forth in Section 3.30 of the Disclosure Schedules is true and accurate in all material respects as of December 31, 2017 and (b) there was no Fraud committed in the preparation or production of such information or the process used in obtaining the underlying data.
Article 4
REPRESENTATIONS AND WARRANTIES OF BUYER AND MERGERSUB

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In order to induce the Company to enter into and perform this Agreement and to consummate the Contemplated Transactions, Buyer and MergerSub hereby represent and warrant to the Company that the following representations and warranties are true and correct as of the date of this Agreement and will be true and correct as of the Effective Time (except to the extent such representations and warranties speak expressly as of an earlier date):
Section 4.01    Organization. Each of Buyer and MergerSub is (a) duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and (b) duly qualified to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or licensed by it or the nature of its business makes such qualification, licensing or good standing necessary, except where the failure to be so qualified or licensed or in good standing has not and would not reasonably be expected to prevent or materially impair or materially delay the ability of Buyer to consummate the Contemplated Transactions.
Section 4.02    Power and Authorization. Buyer and MergerSub each have the corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder. Buyer and MergerSub have taken all corporate actions or proceedings required to be taken by or on the part of Buyer and MergerSub to authorize and permit the execution and delivery by Buyer and MergerSub of this Agreement, the Transaction Documents and the instruments required to be executed and delivered by it pursuant hereto, and the performance by Buyer and MergerSub of their respective obligations hereunder and the consummation by Buyer and MergerSub of the Contemplated Transactions. This Agreement has been (or in the case of Transaction Documents to be entered into at or prior to the Closing, will be) duly executed and delivered by Buyer and MergerSub, and assuming the due authorization, execution and delivery by each of the other parties hereto or thereto, constitutes (or will constitute) the legal, valid and binding obligation of Buyer and MergerSub, enforceable against it in accordance with its terms.
Section 4.03    No Violation or Approval; Consents. Neither the execution, delivery and performance of this Agreement or the Transaction Documents by Buyer or MergerSub nor their consummation of the Contemplated Transactions will (with or without the lapse of time):
(a)    require the Approval of any Governmental Authority, by or on behalf of Buyer or MergerSub, other than (i) required filings under the HSR Act, (ii) required approvals and filings under applicable foreign antitrust and competition laws, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and (iv) consents, waivers, approvals, orders, authorizations or filings that, if not obtained or made, would not reasonably be expected to prevent or materially impair or materially delay the ability of Buyer or MergerSub to consummate the Contemplated Transactions;
(b)    result in or give rise to the imposition of a Lien (other than Permitted Liens) on any of the assets of Buyer or MergerSub;
(c)    result in a breach or violation of, or constitute a default under, any material legal requirement applicable to Buyer or MergerSub; or

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(d)    result in a breach or violation of, or constitute a default under, or give rise to a right of or result in termination, cancellation of, or accelerate the performance required by, or require any action by (including any Approval) or give rise to increased, additional or guaranteed rights to, any Person under, any of the terms, conditions or provisions of (i) any Contractual Obligation of Buyer or MergerSub, (ii) any Governmental Order to which Buyer or MergerSub is subject, or (iii) the Organizational Documents of Buyer or MergerSub.
Section 4.04    Litigation. As of the date of this Agreement, there is no action pending or threatened against Buyer or MergerSub that, if determined adversely to Buyer or MergerSub, would reasonably be expected to prevent, enjoin, alter or materially delay any of the Contemplated Transactions.
Section 4.05    Available Funds. Buyer and MergerSub have available, or will have available prior to the Closing, in the United States unrestricted immediately available U.S. dollar funds (in the form of cash-on-hand or available undrawn borrowings under credit facilities) sufficient to pay the Aggregate Merger Consideration and any other amounts required to be paid in connection with the consummation of the Contemplated Transactions and to pay all related fees and expenses. Buyer has or will have prior to the Closing the financial resources and capabilities to fully perform all of its obligations under this Agreement. Buyer and MergerSub acknowledge and agree that neither the obligations of Buyer or MergerSub under this Agreement nor the consummation of the Merger or the other transactions contemplated by this Agreement are contingent on the availability or the receipt by Buyer or MergerSub of any third party financing or the proceeds thereof.
Section 4.06    No Brokers. There are no brokerage commissions, finders’ fees or similar compensation payable in connection with the Contemplated Transactions based on any arrangement or agreement made by or on behalf of Buyer or MergerSub other than fees (if any) that will (a) be paid as contemplated by this Agreement or (b) otherwise be paid by Buyer and MergerSub and for which the Stockholders and their Affiliates will have no responsibility to pay.
Article 5
COVENANTS OF THE COMPANY
Section 5.01    Conduct of the Company. From the date hereof until the Effective Time, except as disclosed on Schedule 5.01, or as required by Applicable Law or by the terms of this Agreement, or with the prior written consent of Buyer (which consent will not be unreasonably withheld, delayed or conditioned), the Company:
(a)    will conduct the Business of the Acquired Companies in the ordinary course of business consistent with past practices in all material respects and in material compliance with all Applicable Laws;
(b)    will, and will cause each of the Company Subsidiaries to, use commercially reasonable efforts to (i) maintain all material Permits in effect as of the date of this Agreement that are necessary or required for the ownership and operation of the Business, and (ii) preserve intact its present business organizations, keep available the services of its present officers and key employees, preserve its relationships with customers, suppliers, distributors, licensors, licensees

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and others having business dealings with it and make all repairs and maintenance that may be reasonably necessary to maintain its assets in as good condition as the same exist as of the date of this Agreement; and
(c)    without limiting the generality of the foregoing, will not, and will not permit any of its Subsidiaries to:
(i)    adopt any change in the Organizational Documents of the Acquired Companies, or adopt a plan or agreement of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other material reorganization of the Company or any of the Company Subsidiaries;
(ii)    transfer, issue, sell or dispose of any shares of capital stock or other equity securities (including Company Convertible Securities) of the Acquired Companies, or repurchase, redeem or otherwise acquire any shares of capital stock or other equity securities of the Acquired Companies (other than repurchases made in connection with the termination of employment of employees of the Acquired Companies);
(iii)    change any rights, preferences, privileges or restrictions of any shares of capital stock or other equity securities of the Acquired Companies, or effect any reclassification, recapitalization, stock split or combination, exchange or readjustment of any capital stock or other equity securities of the Acquired Companies;
(iv)    declare, issue, make or pay any dividend or other distribution of assets to its shareholders (other than dividends or distributions of Cash or between Acquired Companies);
(v)    acquire any third party or its business (whether by merger, sale of stock, sale of assets or otherwise);
(vi)    sell, lease, license, assign or otherwise dispose of any equity interest in any Company Subsidiary, any business or operating assets or any Intellectual Property (whether by merger, sale of stock, sale of assets or otherwise), except (A) pursuant to Disclosed Contracts, (B) disposition of obsolete equipment, or (C) in the ordinary course of business;
(vii)    enter into, amend or modify in any material respect, extend or terminate, intentionally breach or default under, or intentionally waive any breach or default under, any Disclosed Contract or any contract that, if entered into as of or prior to the date hereof, would constitute a Disclosed Contract, except in the ordinary course of business or as required by Applicable Law;
(viii)    create or otherwise incur any Lien on any asset other than Permitted Liens, except in the ordinary course of business;

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(ix)    except in the ordinary course of business or as required by the terms of a Company Plan, adopt, amend in any material respect or terminate any Company Plan, except as required by Applicable Law;
(x)    increase or modify the compensation or benefits payable or to become payable by the Company or any Company Subsidiary to any of their respective directors or executive officers (other than in the ordinary course of business and other than compensation or benefits that would constitute Transaction Expenses);
(xi)    settle, compromise or agree to settle or compromise any material pending or threatened claims or proceedings against the Company or any Company Subsidiary;
(xii)    (A) make or revoke any material election in respect of Taxes, (B) prepare any Tax Returns in a manner which is not consistent with the past practice of the Acquired Companies with respect to the treatment of items on such Tax Returns, (C) file any amendment to a Tax Return the would increase the Tax liability of an Acquired Company, Buyer, or any of their Affiliates after the Closing, (D) incur any liability for Taxes other than in the ordinary course of business, (E) settle any claim or assessment in respect of Taxes, (F) consent to the extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes with any Governmental Authority, or (G) surrender any right to claim a refund of Taxes;
(xiii)    change its financial accounting methods, practices or policies, except as required by GAAP;
(xiv)    make any capital expenditure or commitment for capital expenditure in excess of $250,000 individually or $2,000,000 in the aggregate;
(xv)    make any loans or advances to, or any investments in or capital contributions to, any Person (other than Company Subsidiaries), or forgive or discharge in whole or in part any outstanding loans or advances, or waive any rights or claims of substantial value; provided, however, that the Company or a Company Subsidiary may make payments on any of its Debt in the ordinary course of business consistent with past practice;
(xvi)    incur any Debt or guarantee any such Debt or issue or sell any debt securities or guarantee any debt securities of others other than drawing on existing lines of credit in the ordinary course of business in an aggregate amount not in excess of $15,000,000;
(xvii)    terminate, cancel, amend or modify any material insurance policies covering the Company or the Company Subsidiaries or their respective properties which is not replaced by a comparable amount of insurance coverage;
(xviii)    make disbursements from the Escrow Account (as such term is defined in the APA) without prior written notice to Buyer at least two Business Days prior to such disbursement;

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(xix)    change the practices of the Company in any material respect with respect to accounts receivable or timely payment of accounts payable or other obligations payable to vendors, suppliers or other third parties, other than such changes as would not reasonably be expected to have a material adverse impact on the financial condition, results of operations or cash flows of the Company; or
(xx)    agree or commit to do any of the foregoing.
Without limiting the foregoing, between the close of business on the Business Day immediately preceding the Closing Date and the Closing, the Company will not, and will cause the other Acquired Companies not to, (A) pay any dividend or other distribution of cash to its shareholders or other equity interest holders or (B) incur any Debt.
Other than the right to consent or withhold consent with respect to the foregoing matters (which consent will not be unreasonably withheld, delayed or conditioned), nothing contained in this Agreement will give to Buyer, directly or indirectly, any right to control or direct the operation of any of the Acquired Companies prior to the Closing.
Section 5.02    Access to Information. From the date hereof until the Effective Time, upon reasonable notice, the Company will (a) give Buyer, its counsel, financial advisors, auditors and other authorized Representatives reasonable access to the offices, properties, books and records of the Acquired Companies and (b) furnish to Buyer, and its counsel, financial advisors, auditors and other authorized representatives, such financial, tax and operating data and other information relating to the Company or each of its Subsidiaries as such Persons may reasonably request and will instruct the employees, counsel, financial advisors, auditors and other Representatives of the Company and its Subsidiaries to cooperate in all reasonable respects with Buyer and its Representatives (including through interviews) in their investigation of the Company and its Subsidiaries for purposes of verifying the accuracy of the representations and warranties herein, confirming compliance with the covenants hereunder and determining if conditions to Closing hereunder have been satisfied; provided, however, that any such access or furnishing of information will be conducted at Buyer’s expense, during normal business hours, under the supervision of the Company’s personnel and in such a manner as not unreasonably to interfere with the normal operations of the Acquired Companies. Notwithstanding anything to the contrary set forth in this Agreement, (A) no such Person will have access (x) to personnel records of the Company and any of its Subsidiaries relating to individual performance or evaluation records, medical histories or other information which in the Company’s good faith opinion is sensitive or the disclosure of which could subject any Acquired Company to risk of liability or (y) for purposes of conducting any environmental sampling or testing except with the Company’s prior written consent, and (B) the Company will not be required to disclose to Buyer or its counsel, financial advisors, auditors and other authorized Representatives any information if doing so (x) could violate any contract or Applicable Law to which any Acquired Company is a party or is subject or (y) it believes in good faith based on advice of counsel could result in a loss of the ability to successfully assert a claim of privilege (including the attorney-client and work product privileges), provided, however, that the Company shall promptly communicate to Buyer or its applicable Representatives the substance of any such materials, whether by redacting parts of such materials or otherwise, so that disclosure would not violate such confidentiality

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obligations or cause the loss of privilege with respect thereto, and otherwise shall make all reasonable and appropriate substitute disclosure arrangements. Subject to compliance with Applicable Laws, from the date hereof until the Effective Time, the Company shall confer from time to time as requested by Buyer with one or more Representatives of Buyer to discuss any material changes or developments in the operational matters of the Acquired Companies and the general status of the ongoing operations of the Acquired Companies. Buyer hereby acknowledges and agrees that all information and access provided hereunder shall be subject to the terms and conditions of that certain Confidentiality Agreement, dated as of December 8, 2017, by and between GGPE and Buyer (the “Confidentiality Agreement”) and that Buyer will abide by the terms of the Confidentiality Agreement with respect thereto.
Section 5.03    Data Room CD ROM. As promptly as practicable (and in any event not more than two (2) Business Days) after the date hereof, the Company will deliver or cause to be delivered to Buyer four copies on CD ROM of all the documents posted to the Data Room on or before March 22, 2018 in a manner fully readable by Buyer and not removed prior to the execution of this Agreement.
Section 5.04    Insurance Policy. In connection with the Insurance Policy, the Company shall use commercially reasonable efforts to cooperate with Buyer, including using such efforts to provide, as promptly as practicable, financial and other information relating to the Company and its Subsidiaries to the applicable insurance brokers or carriers, including information regarding the business, operations, financial projections and prospects of the Company and its Subsidiaries, that is customary for the underwriting of such policies or reasonably necessary for the issuance of the Insurance Policy.
Section 5.05    Cooperation with Financing and Financial Reporting. The Company shall, and shall cause its Subsidiaries and its and their respective officers, managers, employees, consultants, counsel, accountants, agents, advisors and other representatives to, use its and their commercially reasonable efforts to provide such cooperation as may be reasonably requested by Buyer in connection with the arrangement of the Debt Financing to be consummated in connection with the Merger and the Contemplated Transactions, including using such efforts to (a) provide, or cause to be provided, to Buyer customarily and readily available information to assist in Buyer’s preparation of customary marketing materials reasonably deemed necessary by Buyer to complete the syndication of such financial arrangement (including, but not limited to, audited and unaudited historical financial statements of the Company and its Subsidiaries but excluding pro forma financial statements or pro forma adjustments related to any such financial arrangement) and assist in Buyer’s preparation of a customary confidential information memorandum to be used in connection with the syndication of such financial arrangement, (b) participate in a reasonable number of (x) meetings of prospective lenders at the times and locations mutually agreed upon (and to the extent necessary, one or more conference calls with prospective lenders in addition to any such meetings) and (y) due diligence sessions and road shows in connection with the Debt Financing, (c) furnish Buyer or MergerSub and the Financing Sources as promptly as reasonably practicable with the Required Information, (d) obtain reasonably requested material to be used in connection with the Debt Financing that is required in connection with applicable “know your customer” and anti-money laundering rules and regulations, (e) if reasonably requested by Buyer, assist Buyer in obtaining

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any corporate credit and family ratings from any ratings agencies contemplated by the Debt Commitment Letter, and (f) assist the Financing Sources in benefitting from the existing lending relationships of the Company and its Subsidiaries. Notwithstanding the foregoing, nothing in this Section 5.05 shall require the Company or any of its Subsidiaries or any of their respective directors, officers, managers or employees to (i) take any action in respect of any such financial arrangement to the extent that such action would cause any condition to Closing set forth in Article 8 to fail to be satisfied by the Outside Date or otherwise result in a breach of this Agreement or any other Contractual Obligation to which the Company or any of its Subsidiaries is a party; (ii) execute, deliver or perform any letter, agreement, document or certificate in connection with any such financial arrangement (except customary borrowing notices) or take any corporate action (including adopting resolutions approving the agreements, documents and instruments pursuant to which any such financial arrangement is obtained) prior to the Closing Date; (iii) pay any commitment fee or other fee or payment to obtain consent or incur any liability or obligation with respect to or cause or permit any Lien to be placed on any of their respective assets in connection with any such financial arrangement prior to the Closing Date; or (iv) provide any legal opinion or other opinion of counsel or any information that would, in its good faith opinion, result in a violation of Applicable Law or loss of attorney-client privilege prior to the Closing Date in connection with the Debt Financing. Buyer shall indemnify and hold harmless the Company, its Subsidiaries and their respective representatives from and against any and all losses, Damages, claims or out-of-pocket costs or expenses directly or indirectly suffered or incurred by any of them of any type in connection with the arrangement and consummation of any such financial arrangement and any information used in connection therewith. The Company acknowledges and understands that Buyer or its Affiliates may be required to obtain certain information relating to the Acquired Companies, including audited or unaudited financial statements, and disclose such information in registration statements and other documents filed with the U.S. Securities and Exchange Commission under the federal securities laws or in disclosure documents provided to investors or lenders in certain securities offerings or other financings. The Company agrees to use commercially reasonable efforts to provide such cooperation as may be reasonably requested by Buyer in the preparation of any such information, and shall use commercially reasonable efforts to cause its Affiliates, accountants, counsel and other agents and representatives to cooperate fully and promptly, with Buyer in connection therewith. The Company consents to the limited use of the Company’s and its Subsidiaries’ names and logos in connection with written marketing materials to be used in arranging the Debt Financing; provided that, in no event shall such names and logos be used in a manner that is intended to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.
Section 5.06    280G Approvals. To the extent determined to be necessary by Buyer in its reasonable judgment in consultation with the Company and the Stockholders’ Representative, prior to the Closing Date, the Company shall (a) use commercially reasonable efforts to obtain from each “disqualified individual” (as defined in Section 280G(c) of the Code) a waiver by such individual of any and all payments (or other benefits) contingent on the consummation of the transactions contemplated by this Agreement (within the meaning of Section 280G(b)(2)(A)(i) of the Code) to the extent necessary so that such payments and benefits would not be “excess parachute payments” under Section 280G of the Code (any such waivers that are in fact obtained are referred to herein as the “Obtained Waivers”) and (b) submit to the Stockholders for a vote all such waived payments

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in a manner such that, if such vote is adopted by the Stockholders in a manner that satisfies the stockholder approval requirements under Section 280G(b)(5)(B) of the Code and regulations promulgated thereunder, no payment received by such “disqualified individual” would be a “parachute payment” under Section 280G(b) of the Code. Such vote shall establish the “disqualified individual’s” right to the payment or other compensation. In addition, the Company shall provide adequate disclosure to Stockholders entitled to vote of all material facts concerning all payments that, but for such vote, could be deemed “parachute payments” to any such “disqualified individual” under Section 280G of the Code in a manner intended to satisfy Section 280G(b)(5)(B)(ii) of the Code and regulations promulgated thereunder. Prior to the Closing Date, the Company shall deliver to Buyer evidence that (i) a Stockholder vote was held to approve any payments that would, separately or in the aggregate, constitute “parachute payments” absent such approval in conformity with Section 280G of the Code and the regulations promulgated thereunder, and if the requisite Stockholder approval was obtained with respect to any payments or benefits that were subject to the Stockholder vote, then such payments and benefits shall not be deemed “parachute payments” under Section 280G of the Code (the “280G Approval”), or (ii) the 280G Approval was not obtained, in which case the Company shall not make or pay any amounts that were waived under the Obtained Waivers. The Company agrees to provide to Buyer written drafts of the stockholder disclosure statement, waivers, and stockholder approval forms that will be provided to disqualified individuals and Stockholders in advance of delivering such documents to the disqualified individuals and Stockholders, as applicable, and allow Buyer a reasonable opportunity to provide comments on such documents.
Section 5.07    Termination of Affiliate Contracts and Transactions. Prior to the Closing, unless otherwise instructed by Buyer in writing, the Company will, and will cause each other Acquired Company to, (a) terminate each Contractual Obligation and transaction required to be set forth on Section 3.15 of the Disclosure Schedules pursuant to documentation reasonably satisfactory to Buyer and with no ongoing liability or obligation of the Company or any other Acquired Company (other than contingent indemnification obligations) and (b) settle all accounts receivable and accounts payable (excluding ordinary course expense reimbursements and 401k loans) between any Acquired Company, on one hand, and any Stockholder or its Affiliates or any director or officer of any Acquired Company or any Affiliates of such director or officer or employee of any Acquired Company, on the other hand, in each case pursuant to documentation reasonably satisfactory to Buyer and with no ongoing liability or obligation of any Acquired Company.
Article 6
COVENANTS OF BUYER
Section 6.01    Access. Buyer will, and agrees to cause the Surviving Corporation and each Company Subsidiary to, preserve and keep all books and records and all information relating to the accounting, legal, Tax, regulatory, business and financial affairs of the Acquired Companies and their businesses for a reasonable period (not less than three years) after the Effective Time, or for any longer period as may be (a) required by Applicable Law (including any statute of limitations and applicable extensions thereof) or any Governmental Authority or (b) reasonably necessary with respect to the prosecution or defense of any audit or other legal or regulatory action that is then pending or threatened and with respect to which the Stockholders’ Representative has notified the

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Surviving Corporation as to the need to retain such books, records or information. Buyer will, and agrees to cause the Surviving Corporation and each Company Subsidiary to, from and after the Effective Time, afford promptly to the Stockholders’ Representative and its counsel, financial advisors, auditors and other authorized Representatives reasonable access to their properties, books, records (including Tax records), employees and auditors to the extent necessary to permit the Stockholders’ Representative to determine any matter relating to its rights and obligations (or the rights and obligations of any Stockholder) hereunder or relating to any period ending at or before the Effective Time; provided, that any such access by the Stockholders’ Representative and its counsel, financial advisors, auditors and other authorized Representatives will not unreasonably interfere with the conduct of the business of the Surviving Corporation or any such Subsidiary.
Section 6.02    Employees and Offers of Employment. Effective as of the Effective Time, each employee of the Company and any of its Subsidiaries so employed as of the Effective Time (including employees not actively at work due to injury, vacation, military duty, disability or other leave of absence) will remain the employee of the Surviving Corporation or its Subsidiaries as applicable (collectively, the “Continuing Employees”). Buyer will, and will cause the Surviving Corporation and its Subsidiaries to, for the twenty-four (24) month period following the Effective Time, provide or make available to each Continuing Employee who remains employed with Buyer or the Surviving Corporation or its Subsidiaries the following: (i) annual base salary or base wage rates and incentive compensation opportunities (excluding equity based compensation) that are no less favorable in the aggregate than those provided or made available to such Continuing Employee as of immediately prior to the Effective Time; and (ii) employee benefits that are no less favorable in the aggregate to the employee benefit plans, programs, arrangements and policies provided to such Continuing Employee immediately prior to the Effective Time; provided, that nothing in this Section 6.02 will require Buyer, the Surviving Corporation or its Subsidiaries to continue any specific employee benefit plan during such period.
Section 6.03    Company Employee Plans. Buyer agrees to honor, and to cause the Surviving Corporation and its Subsidiaries to honor, the obligations of the Surviving Corporation and its Subsidiaries under the provisions of each Company Plan required to be set forth in Section 3.12 of the Disclosure Schedules. Notwithstanding the foregoing in this Section 6.03, no provision of this Section 6.03 is intended to prevent Buyer or the Surviving Corporation or its Subsidiaries from amending or terminating any such Company Plan in accordance with its terms and Applicable Law, so long as Buyer is not in violation of its obligations set forth in Section 6.02.
Section 6.04    Buyer Employee Plans. Buyer will, or will cause one of its Affiliates to, credit all service of the Continuing Employees with any Acquired Company, or any predecessor entity thereto (but only to the extent that service with such predecessor is recognized under a Company Plan), prior to the Effective Time for all purposes (including for purposes of participation, coverage, vesting and level of benefits but not for purposes of benefit accrual under any defined benefit plan) under all employee benefit plans of Buyer or its Affiliates (collectively, “Buyer Benefit Plans”) in which the Continuing Employees may be eligible to participate after the Effective Time. Buyer will use its reasonable best efforts to cause such Buyer Benefit Plans to provide credit for any co-payments or deductibles and maximum out-of-pocket payments made by Continuing Employees under the corresponding employee plan during the plan year in which the Closing occurs

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and waive all pre-existing condition exclusions and waiting periods, other than to the extent of limitations or waiting periods that had not been satisfied under the corresponding employee plan. Buyer will recognize, or cause the Surviving Corporation and its Subsidiaries to recognize, vacation days previously accrued and reserved for by the Acquired Companies immediately prior to the Effective Time under the corresponding employee plan.
Section 6.05    Limitation of Rights. Nothing in Section 6.02, Section 6.03 or Section 6.04, express or implied, is intended to confer upon any Person not a party hereto any right, benefit, or remedy of any nature whatsoever, including any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment. Notwithstanding anything to the contrary contained in this Agreement, no provision in this Agreement is intended to, or does, constitute the establishment of, or an amendment to, any Employee Plan.
Section 6.06    Obligations of MergerSub and Surviving Corporation. Buyer agrees to cause MergerSub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement. From and after the Effective Time, Buyer agrees to cause the Surviving Corporation to perform its obligations under this Agreement.
Section 6.07    Director and Officer Liability. Buyer will cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:
(a)    From and after the Effective Time until the sixth (6th) anniversary thereof, the Surviving Corporation will indemnify and hold harmless the present (as of the Effective Time) and former officers and directors of the Company and each of its Subsidiaries in respect of any acts or omissions occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted by the DGCL or any other Applicable Laws and as provided under the certificate of incorporation, bylaws or similar Organizational Documents of the Acquired Companies as in effect on the date hereof; provided, that the Surviving Corporation will not be liable for any settlement effected without the Surviving Corporation’s prior written consent (which consent will not be unreasonably withheld, delayed or conditioned).
(b)    From and after the Effective Time until the sixth (6th) anniversary thereof, Buyer will cause the Organizational Documents of the Surviving Corporation and its Subsidiaries, or any successor to the Surviving Corporation or any of its Subsidiaries, to contain provisions that are no less favorable with respect to indemnification, advancement of costs and exculpation of former or present directors and officers than as are set forth in the applicable governing documents of the Acquired Companies as of the date of this Agreement.
(c)    Prior to the Closing, the Company will obtain and fully pay for “tail” insurance policies to continue the coverage under the existing director and officer liability insurance policy (or a policy substantially similar thereto) for a period of six (6) years from the Closing with the same coverage and amount and containing terms and conditions that are not less advantageous to the directors and officers of the Acquired Companies as the Company’s existing policy with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the Contemplated Transactions) (the “Tail Policy”). The Company will bear the

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cost of the Tail Policy, and such costs, to the extent not paid prior to Closing, will be included in the determination of Closing Transaction Expenses. During the term of the Tail Policy, Buyer will not (and will cause the Surviving Corporation not to) take any action following the Closing Date to cause the Tail Policy to be cancelled or any provision therein to be amended or waived; provided, that none of Buyer, the Surviving Corporation or any Affiliate thereof will be required to pay any premiums or other amounts in respect of the Tail Policy.
(d)    If Buyer, the Surviving Corporation or any of their respective successors or assigns consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity of such consolidation or merger, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of Buyer or the Surviving Corporation, as the case may be, will readily assume the obligations set forth in this Section 6.07.
(e)    The rights of each Person subject to indemnification under this Section 6.07 will be in addition to any rights such Person may have under the certificate of incorporation, bylaws or similar Organizational Documents of the Acquired Companies, or under the DGCL or any other Applicable Law or under any agreement of any such Person with any Acquired Company. These rights will survive consummation of the Merger and are intended to benefit, and will be enforceable by, each such Person.
Article 7
COVENANTS OF BUYER, MERGERSUB AND THE COMPANY
Section 7.01    Closing Efforts.
(a)    Subject to the terms and conditions of this Agreement, Buyer, MergerSub and the Company will use all of their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under Applicable Law or otherwise to cause all conditions to closing hereunder to be satisfied and to consummate and make effective the Merger and the Contemplated Transactions, including making all necessary registrations and filings (including filings under the HSR Act and any other Applicable Law) with any Governmental Authority, and obtaining all necessary Approvals from, and taking all steps to avoid any action or proceeding by, any Governmental Authority. Each of Buyer, MergerSub and the Company agrees to execute and deliver all such other documents, certificates, agreements and other writings and to take all such other actions as may be necessary or desirable in order to consummate or implement expeditiously the Merger and the Contemplated Transactions. Without limiting the foregoing, the Company will, upon receipt of written request from Buyer, use commercially reasonable efforts (excluding any obligation to pay money or make any material financial accommodation) to obtain prior to the Closing all Approvals in respect of Disclosed Contracts described in Section 3.03(b)(iv) of the Disclosure Schedules. Notwithstanding the foregoing in this Section 7.01, none of the Acquired Companies will be obligated to make any payments or otherwise pay any consideration to any third party to obtain any applicable Approval.
(b)    To the extent required, promptly upon execution and delivery of this Agreement, each of Buyer, MergerSub and the Company will use its reasonable best efforts to promptly prepare

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and file, or cause to be promptly prepared and filed, and in any event not later than ten (10) Business Days after the date of this Agreement, with the appropriate Governmental Authorities, a notification with respect to the Contemplated Transactions pursuant to the HSR Act, in which each requests early termination of the waiting period thereunder, and any other applicable antitrust or competition legal requirements (collectively, “Other Regulatory Laws”), supply all information requested by Governmental Authorities in connection with the HSR Act notification and such other filings under Other Regulatory Laws and cooperate with each other in responding to any such request. Buyer will be solely responsible for all filing fees required to be paid in connection therewith. Each of Buyer, MergerSub and the Company will furnish to the other and, upon request, to any Governmental Authorities such information and assistance as may be reasonably requested in connection with the foregoing, including by responding promptly to and complying fully with any request for additional information or documents under the HSR Act or Other Regulatory Laws.
(c)    In furtherance and not in limitation of the efforts referred to above in this Section 7.01, if any objections are asserted with respect to the Contemplated Transactions under the HSR Act or Other Regulatory Laws, or if any action, suit or proceeding is instituted (or threatened to be instituted) by the Federal Trade Commission, the Antitrust Division of the United States Department of Justice or any other Governmental Authority or any third party challenging the Contemplated Transactions or that would otherwise prohibit or materially impair or materially delay the consummation of such transactions, each party hereto will use its reasonable best efforts to resolve any such objections or actions, suits or proceedings so as to permit the consummation of the Contemplated Transactions as expeditiously as possible. Notwithstanding the foregoing, however, in no event will Buyer or any of its Affiliates be required to agree to (i) divest, offer for sale, abandon, hold separate or otherwise dispose of all or any portion of any property or other assets (tangible or intangible) or businesses, or the operations of any such property or other asset or business, or (ii) become subject to any limitations on their respective rights to control, operate or exercise the full rights of ownership of any such assets (tangible or intangible), businesses, or operations of any such assets, including, in each case, the assets, properties and businesses of Buyer and its Affiliates and the assets purchased hereunder and the operations thereof from and after the Closing.
Section 7.02    Public Announcements. The Company, the Stockholders’ Representative and Buyer agree to communicate with each other and cooperate with each other prior to any public disclosure of the transactions contemplated by this Agreement. Without the consent of the others, which consent will not be unreasonably withheld, delayed or conditioned, neither the Company, nor the Stockholders’ Representative nor Buyer will issue or make any report, statement or release to the public (including employees, customers and suppliers of the parties), whether or not in response to an inquiry, with respect to this Agreement or the transactions contemplated hereby, except for any SEC filings or other filings or disclosures required by Applicable Law or stock exchange requirement (provided, that, to the extent practicable, the party required to make any such filing will have afforded the other parties, for a reasonable period prior to the making of such filing, a reasonable opportunity to review and comment upon the intended form and substance of such filing). The parties shall agree on a form of initial press release announcing the Contemplated Transactions.

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Section 7.03    Confidentiality. Buyer and MergerSub will treat, and will cause their respective Affiliates, counsel, accountants and other advisors and Representatives to treat all nonpublic information of the Acquired Companies obtained in connection with this Agreement and the transactions contemplated hereby as confidential in accordance with the terms of the Confidentiality Agreement. The terms of the Confidentiality Agreement are hereby incorporated by reference and will continue in full force and effect until the Closing, at which time such Confidentiality Agreement will terminate. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreement will continue in full force and effect as provided in Section 9.02 in accordance with its terms.
Section 7.04    Tax Matters.
(a)    In the case of a Straddle Period, the amount of any Taxes of the Acquired Companies not based upon or measured by income, activities, events, the level of any item, gain, receipts, proceeds, profits or similar items for the Pre-Closing Tax Period will be deemed to be the amount of such Taxes for the entire Tax period multiplied by a fraction, the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in such Straddle Period. The amount of any other Taxes for a Straddle Period that relate to the Pre-Closing Tax Period will be determined based on an interim closing of the books as of the close of business on the Closing Date; provided, however, that any item determined on an annual or periodic basis (such as deductions for depreciation or real estate Taxes) shall be apportioned on a daily basis. Any franchise Tax paid or payable with respect to any Acquired Company shall be allocated to the taxable period during which the gross receipts, income, operations, assets, margin, or capital comprising the base of such Tax is measured, regardless of whether the right to do business for another period is obtained by the payment of such franchise Tax, and if the taxable period to which such franchise Tax is so allocated is a Straddle Period, then such franchise Tax allocated to a Straddle Period shall be determined in the manner set forth in the immediately preceding sentence of this Section 7.04(a).
(b)    Subject to the last sentence of this Section 7.04(b), after the Closing, the Stockholders, jointly and severally, will indemnify, defend and hold the Buyer Covered Parties harmless from and will reimburse the Buyer Covered Parties for any and all Damages, directly or indirectly, to the extent resulting from, relating to, arising out of, or attributable to any and all (i) Taxes (or the non-payment thereof) of, or attributable to, any Acquired Company for any Tax period (or portion thereof) ending on or prior to the Closing Date (in the case of any Straddle Period, determined in the manner set forth in Section 7.04(a)); (ii) to the extent not otherwise included or covered in (i), Taxes arising from the payment of Transaction Expenses or from any inclusions by the Acquired Companies under Section 965 of the Code (or any analogous or similar provision under any state or foreign Tax Applicable Law); and (iii) Taxes for which any Acquired Company becomes liable by reason of (A) being a member of an affiliated, combined, consolidated, unitary, or aggregate group at any time prior to the Closing, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous or similar provision under any state, local, or foreign Tax Applicable Law, (B) being a successor-in-interest or transferee of any other Person, by contract, any Applicable Law, or otherwise, which Taxes relate to an event or transaction occurring prior to the Closing, or (C) having an express or implied obligation to indemnify any other Person under

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any Tax sharing, allocation, indemnity, or similar agreement that was executed or in effect at any time prior to the Closing; provided, however, only if and to the extent that such Taxes are not taken into account in the finally determined Closing Working Capital, Closing Debt Amount or Closing Transaction Expenses. Notwithstanding anything to the contrary contained herein, the sole recourse for recovery by the Buyer Covered Parties pursuant to this Section 7.04(b) shall be the Insurance Policy.
(c)    Buyer, the Company and the Stockholders’ Representative will, and will cause their respective Affiliates to, provide each other with such cooperation and information as any of them reasonably may request in connection with any Tax matters relating to the Acquired Companies. Such cooperation and information will include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Governmental Authorities.
(d)    No party hereto nor any Affiliate thereof shall make an election under Section 338 of the Code or any similar provision of foreign, state or local Tax law in respect of the Merger or the other Contemplated Transactions.
Section 7.05    Debt Payoff Letter. The Company shall use its commercially reasonable efforts to cause the lenders under the Credit Facility to, no later than three (3) Business Days prior to the Closing Date, prepare and deliver to the Company (with a copy provided to Buyer) the Debt Payoff Letter, which Debt Payoff Letter will be updated, as necessary, on the Closing Date to specify the aggregate amount of the Debt Payoff Amount under the Credit Facility outstanding as of immediately prior to the Closing.
Section 7.06    Termination of Expired Financing Statements. Prior to the Closing, the Company shall terminate or cause to be terminated all expired financing statements set forth on Schedule 7.06.
Article 8
CONDITIONS TO THE MERGER
Section 8.01    Conditions to Obligations of the Parties. The obligations of each of the parties hereto to consummate the Merger are subject to the satisfaction at or prior to the Closing of the following conditions:
(a)    Buyer, MergerSub and the Company will have timely obtained from each Governmental Authority all Approvals with respect to Applicable Laws set forth on Schedule 8.01(a), if any, necessary for the consummation of, or in connection with, the Merger and the Contemplated Transactions, and any applicable waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated hereby will have expired or been terminated; and
(b)    No Applicable Law, Governmental Order or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, and no Applicable Law

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or Governmental Order shall have been enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.
Section 8.02    Conditions to Obligations of Buyer and MergerSub. The obligation of Buyer and MergerSub to consummate the Merger is subject to the satisfaction at or prior to the Closing of the following further conditions (other than any such conditions that are waived in writing by Buyer and MergerSub in their sole discretion):
(a)    (i) The representations and warranties of the Company set forth in Article 3 of this Agreement (other than the Fundamental Representations) will be true and correct (without giving effect to any materiality or “Material Adverse Effect” qualifications therein) at and as of the Effective Time as though made at and as of the Effective Time, except in the case of this clause (i) for such failures to be true and correct (without giving effect to any materiality or “Material Adverse Effect” qualifications therein) as would not reasonably be expected to have, in the aggregate, a Material Adverse Effect, (ii) the Fundamental Representations that are not qualified by materiality or “Material Adverse Effect” will be true and correct at and as of the Effective Time as though made at and as of the Effective Time, except in the case of this clause (ii) for such failures to be true and correct as would not be material to the Acquired Companies taken as a whole, and (iii) the Fundamental Representations that are qualified by materiality or “Material Adverse Effect” will be true and correct in all respects at and as of the Effective Time as though made at and as of the Effective Time; provided, however, that representations and warranties that are made as of a particular date or covering a particular period will be true and correct (in the manner set forth above) only as of such date or for such period;
(b)    The Company will have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Effective Time; provided that the condition precedent set forth in this Section 8.02(b), as it applies to the Company’s obligations under Section 5.05, shall be deemed satisfied unless any financial arrangement contemplated by Section 5.05 has not been obtained primarily as a result of the Company’s willful breach of its obligations thereunder;
(c)    Since the date of this Agreement, no Material Adverse Effect shall have occurred;
(d)    Buyer will have received a certificate signed by an appropriate representative of the Company to the effect that the conditions in Section 8.02(a), (b), and (c), have been satisfied;
(e)    No Governmental Authority has filed a claim to prohibit the performance of this Agreement or the consummation of any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement or cause such transactions to be rescinded following consummation;
(f)    Either (i) the Stockholders’ Representative will have provided to Buyer a certificate from each Stockholder conforming to the applicable requirements of Treasury Regulation Section 1.1445-2(b)(2) certifying that such Stockholder is not a “foreign person” within the meaning of Section 1445 of the Code, in form and substance satisfactory to Buyer, dated as of the Closing Date and duly executed by such Stockholder, or (ii) the Company will have provided to Buyer a FIRPTA notice and statement in a form and substance acceptable to Buyer conforming to the applicable

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requirements of Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c), dated as of the Closing Date and duly executed by the Company, together with written authorization for Buyer to deliver such notice and statement to the IRS on behalf of the Company after the Closing;
(g)    The Stockholders’ Representative and the Escrow Agent will have executed and delivered the Escrow Agreement, and such agreement will be in full force and effect;
(h)    Each Stockholder listed on Exhibit C-1 will have executed and delivered a Release and Waiver, in substantially the form attached as Exhibit C-2 (the “Release and Waivers”);
(i)    The officers and directors of the Company Subsidiaries set forth in Schedule 8.02(i) shall have delivered to the Company or applicable Company Subsidiary written resignations, effective as of the Closing Date, from their positions as officers and directors;
(j)    The Company will have obtained and furnished to Buyer evidence of the release and termination of the Liens listed on Schedule 8.02(j) effective as of the Closing;
(k)    Buyer will have received a certificate, dated as of the Closing Date and executed on behalf of the Company by its Secretary, certifying (i) the Company’s (A) certificate of incorporation, as amended, (B) bylaws, as amended and (C) board resolutions approving the Merger, adopting this Agreement and the Certificate of Merger and recommending the Merger, this Agreement and the Certificate of Merger for the approval of the Stockholders and (ii) Stockholder resolutions approving the Merger and the adoption of this Agreement and the Certificate of Merger; and
(l)    The aggregate number of Dissenting Shares, together with the aggregate number of shares of Common Stock with respect to which the holder thereof retains the ability to exercise appraisal rights under Section 262 of the DGCL, shall not exceed five percent of the total number of issued and outstanding shares of Common Stock.
Section 8.03    Conditions to Obligation of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction at or prior to the Closing of the following further conditions (other than any such conditions that are waived in writing by the Stockholders’ Representative in its sole discretion):
(a)    The representations and warranties of Buyer and MergerSub contained in Article 4 of this Agreement will be true and correct in all material respects at and as of the Effective Time as though made at and as of the Effective Time; provided, however, that representations and warranties that are made as of a particular date or covering a particular period will be true and correct (in the manner set forth above) only as of such date or for such period;
(b)    Buyer and MergerSub will have performed in all material respects all of their respective obligations hereunder required to be performed by each of them at or prior to the Effective Time;

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(c)    The Company will have received a certificate signed by an appropriate representative of Buyer and MergerSub to the effect that the conditions in Section 8.03(a) and (b) have been satisfied; and
(d)    Buyer and the Escrow Agent will have executed and delivered the Escrow Agreement, and such agreement will be in full force and effect.
Article 9
TERMINATION
Section 9.01    Grounds for Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing only as provided below:
(a)    by mutual written agreement of the Company and Buyer;
(b)    by either the Company or Buyer if the Merger has not been consummated on or before the Outside Date; provided, that the right to terminate this Agreement pursuant to this Section 9.01(b) will not be available to any party hereto whose failure to fulfill any obligations under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated by such time;
(c)    by either the Company or Buyer if consummation of the Merger would violate any non-appealable permanent injunction, final order, decree or judgment of any Governmental Authority having competent jurisdiction;
(d)    by Buyer if there has been a violation or breach by the Company of any covenant, representation or warranty contained in this Agreement that has prevented, or with the mere passage of time would prevent, the satisfaction of any condition to the obligations of Buyer at the Closing and such violation or breach has not been waived in writing by Buyer or cured by the Company within twenty (20) days after written notice thereof from Buyer; provided, that the right to terminate this Agreement pursuant to this Section 9.01(d) shall not be available to Buyer if there has been a material violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement which has prevented, or with the mere passage of time would prevent, the satisfaction of any condition to the obligations of the Company at the Closing and such violation or breach has not been waived in writing by the Company or cured by Buyer;
(e)    by the Company if there has been a violation or breach by Buyer of any covenant, representation or warranty contained in this Agreement that has prevented, or with the mere passage of time would prevent, the satisfaction of any condition to the obligations of the Company at the Closing and such violation or breach has not been waived in writing by the Company or cured by Buyer within twenty (20) days after written notice thereof from the Company; provided, that the right to terminate this Agreement pursuant to this Section 9.01(e) shall not be available to the Company if there has been a material violation or breach by the Company of any covenant, representation or warranty contained in this Agreement which has prevented, or with the mere passage of time would prevent, the satisfaction of any condition to the obligations of Buyer at the

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Closing and such violation or breach has not been waived in writing by Buyer or cured by the Company; or
(f)    by the Company if the conditions to Buyer and MergerSub’s obligation to consummate the Merger as set forth in Section 8.01 and Section 8.02 have been satisfied and the Closing has not occurred within two (2) Business Days after the date the Closing should have occurred pursuant to Section 2.02; provided, that the right to terminate this Agreement pursuant to this Section 9.01(f) will not be available to the Company if the failure of the Closing to occur was due to, or resulted from, a delay, action or omission of the Company or the Stockholders’ Representative to perform any action required to be performed by it on the Closing Date in order to consummate the Closing.
The party hereto desiring to terminate this Agreement will give written notice of such termination to the other parties.
Section 9.02    Effect of Termination. If this Agreement is terminated as permitted by Section 9.01, all obligations under this Agreement of the parties hereto shall terminate, there shall be no liability of any party hereto arising from or relating to any breaches by such party of this Agreement, and termination shall be each party’s exclusive remedy for any breach by another party of this Agreement; provided, however:
(a)    that nothing herein is intended or shall be construed to limit the liability of any party hereto for such party’s willful (i) failure to fulfill a condition to the performance of the obligations of the other party, (ii) failure to perform a covenant under this Agreement or (iii) breach of any representation or warranty contained herein (provided, that a failure or breach will be deemed to be “willful” if it resulted from an act taken by the party in question with the actual knowledge that the taking of such act would, or would reasonably be expected to, cause such failure or breach);
(b)    that the rights and obligations of the parties under Article 1 (Definitions), Section 7.03 (Confidentiality), this Section 9.02 (Effect of Termination) and Article 11 (Miscellaneous) will survive any termination hereof pursuant to Section 9.01; and
(c)    notwithstanding any provision to the contrary contained in this Agreement, if a court has granted an award of damages in connection with any breach by Buyer and/or MergerSub of the terms or conditions set forth in this Agreement, the Company may, on behalf of the Stockholders, enforce such award and accept damages for such breach; provided, that this Agreement does not otherwise confer upon any Person other than the parties hereto any rights or remedies hereunder, including the right to rely upon the representations and warranties set forth herein.
Article 10
STOCKHOLDERS’ REPRESENTATIVE
(a)    Effective upon and by virtue of the vote of the Stockholders approving and adopting this Agreement and the Merger, and without any further act of any of the Stockholders, the Stockholders’ Representative will be hereby appointed as the representative of the Stockholders and as the attorney-in-fact and agent for and on behalf of each such Stockholder for purposes of

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this Agreement and the Escrow Agreement and will be empowered to take such actions contemplated to be taken by the Stockholders’ Representative under this Agreement and the Escrow Agreement and such other actions on behalf of such Stockholders as it may deem necessary or appropriate in connection with or to consummate the transactions contemplated hereby or thereby, including (i) taking all actions and making all filings on behalf of such Stockholders with any Governmental Authority or other Person necessary to effect the consummation of the transactions contemplated by this Agreement or the Escrow Agreement, (ii) agreeing to, negotiating, entering into settlements and compromises of, complying with orders of courts with respect to, and otherwise administering and handling any claims under this Agreement or the Escrow Agreement on behalf of such Stockholders, (iii) negotiating and executing any waivers or amendments of this Agreement or the Escrow Agreement (provided, that any amendment that will adversely and disproportionately affect the rights or obligations of any Stockholder as compared to other Stockholders will require the prior written consent of such Stockholder) and (iv) taking all other actions that are either necessary or appropriate in its judgment for the accomplishment of the foregoing or contemplated by the terms of this Agreement or the Escrow Agreement. The Stockholders’ Representative will have no authority or power to act on behalf of the Company. The Stockholders’ Representative hereby accepts such appointment.
(b)    A decision, act, consent or instruction of the Stockholders’ Representative hereunder will constitute a decision, act, consent or instruction of all Stockholders and will be final, binding and conclusive upon each of such Stockholders, and the Escrow Agent and Buyer may rely upon any such decision, act, consent or instruction of the Stockholders’ Representative as being the decision, act, consent or instruction of each and every such Stockholder. The Escrow Agent and Buyer will be relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders’ Representative. In particular, notwithstanding any notice received by Buyer, MergerSub or the Surviving Corporation to the contrary, Buyer, MergerSub and the Surviving Corporation will be fully protected in relying upon and will be entitled to rely upon, and will have no liability to the Stockholders with respect to actions, decisions or determinations of the Stockholders’ Representative. Any payments made, in accordance with the Stockholders’ Representative’s request and instruction, by Buyer or the Surviving Corporation pursuant to the terms of this Agreement will fully discharge Buyer and the Surviving Corporation from any liability to any Stockholders in connection with such payment, as fully and completely as if such payment had been made directly to such Stockholder. Buyer, MergerSub and the Surviving Corporation will be entitled to assume that all actions, decisions and determinations of the Stockholders’ Representative are fully authorized. The Stockholders’ Representative will not be entitled to receive any compensation, directly or indirectly, from Buyer, MergerSub or the Surviving Corporation in connection with performing its functions as the Stockholders’ Representative under this Agreement.
(c)    The Stockholders’ Representative will have the right to recover, at its sole discretion, from the Stockholders’ Representative Fund Property, prior to any distribution to the Stockholders, (i) the Stockholders’ Representative’s reasonable out-of-pocket expenses (including fees and charges of counsel, accountants or other agents) incurred in serving in that capacity and (ii) any amounts to which it is entitled pursuant to the indemnification provision in paragraph (e) of this Article 10 (each item in clauses (i) and (ii) of this paragraph (c) referred to as a “Charge”, and

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collectively the “Charges”). In the event the amount of the Stockholders’ Representative Fund Property available to satisfy Charges (the “Remaining Escrow Property”) is insufficient to satisfy all Charges, then each Stockholder will be obligated to pay its Pro Rata Share of the Charges in excess of the Remaining Escrow Property. The Stockholders’ Representative shall hold the Stockholders’ Representative Fund Property on behalf of the Stockholders as an agent of the Stockholders and shall provide periodic statements to the Stockholders with respect to the release of any portion of the Stockholders’ Representative Fund Property.
(d)    The Stockholders’ Representative will incur no liability with respect to any action taken or suffered by any party in reliance upon any notice, direction, instruction, consent, statement or other document believed by such Stockholders’ Representative to be genuine and to have been signed by the proper person (and the Stockholders’ Representative will have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except its own gross negligence, bad faith or willful misconduct. In all questions arising under this Agreement or the Escrow Agreement, the Stockholders’ Representative may rely on the advice of outside counsel, and the Stockholders’ Representative will not be liable to any Stockholder for anything done, omitted or suffered in good faith by the Stockholders’ Representative based on such advice.
(e)    The Stockholders will severally (each based on and limited to its Pro Rata Share) but not jointly indemnify the Stockholders’ Representative and hold the Stockholders’ Representative harmless against any loss, liability or expense incurred without gross negligence, bad faith or willful misconduct, on the part of the Stockholders’ Representative and arising out of or in connection with the acceptance or administration of the Stockholders’ Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel or other agents retained by the Stockholders’ Representative.
(f)    At any time during the term of the Escrow Agreement, a majority-in-interest of Stockholders may, by written consent, appoint a new representative as the Stockholders’ Representative. Notice together with a copy of the written consent appointing such new representative and bearing the signatures of Stockholders of a majority-in-interest of those Stockholders must be delivered to Buyer and, if applicable, the Escrow Agent not less than ten (10) days prior to such appointment. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Buyer and, if applicable, the Escrow Agent; provided, that until such notice is received, Buyer, MergerSub and the Surviving Corporation will be entitled to rely on the decisions of the prior Stockholders’ Representative as described in paragraph (b) above. For the purposes of this paragraph (f), a “majority-in-interest of the Stockholders” will mean Stockholders representing in the aggregate over 50% of the percentage interests in the Remaining Escrow Property.
(g)    In the event that the Stockholders’ Representative becomes unable or unwilling to continue in its capacity as Stockholders’ Representative, or if the Stockholders’ Representative resigns as a Stockholders’ Representative, a majority-in-interest of the Stockholders may, by written consent, appoint a new representative as the Stockholders’ Representative; provided, that in no event will the Stockholders’ Representative resign without the majority-in-interest of Stockholders having first appointed a new representative as the Stockholders’ Representative. Notice and a copy

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of the written consent appointing such new representative and bearing the signatures of a majority-in-interest of the Stockholders must be delivered to Buyer and, if applicable, the Escrow Agent. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Buyer and, if applicable, the Escrow Agent; provided, that until such notice is received, Buyer, MergerSub and the Surviving Corporation will be entitled to rely on the decisions of the prior Stockholders’ Representative as described in paragraph (b) above.
Article 11
MISCELLANEOUS
Section 11.01    Notices. Any notices or other communications required or permitted hereunder will be deemed to have been properly given and delivered if in writing by such party or its legal representative and (i) delivered personally, (ii) sent by a nationally recognized overnight courier service guaranteeing overnight delivery or (iii) sent by electronic mail with confirmation of transmission, provided that any notice sent by electronic mail transmission shall be followed reasonably promptly with a copy delivered by a nationally recognized overnight courier service guaranteeing overnight delivery, addressed as follows:
if to Buyer, MergerSub or, after the Effective Time, the Surviving Corporation, to:
U.S. Silica Company
200 N. LaSalle Street, Suite 2100
Chicago, Illinois 60601
Attention: Executive Vice President and Chief Commercial Officer
with a copy (which will not constitute notice) to:
Baker Botts L.L.P.
One Shell Plaza
910 Louisiana Street
Houston, Texas 77002
Attention: Efren Acosta
if, prior to the Effective Time, to the Company, to:
EP Acquisition Parent, Inc.
c/o Golden Gate Private Equity, Inc.
One Embarcadero Center, 39th Floor
San Francisco, CA 94111
Attention: Rajeev Amara; Stephen Oetgen

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if to the Stockholders’ Representative, to:
EPMC Parent LLC
c/o Golden Gate Private Equity, Inc.
One Embarcadero Center, 39th Floor
San Francisco, CA 94111
Attention: Rajeev Amara; Stephen Oetgen
Unless otherwise specified herein, such notices or other communications will be deemed given (a) on the date delivered, if delivered personally, (b) one (1) Business Day after being sent by a nationally recognized overnight courier guaranteeing overnight delivery, and (c) upon confirmation of transmission, if delivered by electronic mail transmission. Each of the parties hereto will be entitled to specify a different address by delivering notice as aforesaid to each of the other parties hereto.
Section 11.02    Amendments and Waivers.
(a)    Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party hereto, or in the case of a waiver by the party against whom the waiver is to be effective (with the Stockholders’ Representative being authorized to act on behalf of the Stockholders after the Effective Time); provided, that after the adoption and approval of this Agreement by the Stockholders and without their further approval, no such amendment or waiver will reduce the amount or change the kind of consideration to be received in exchange for any Common Stock.
(b)    No failure or delay by any party hereto in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by law.
(c)    Notwithstanding anything to the contrary contained herein, this Section 11.02(c) and Section 11.07(b), Section 11.08, Section 11.12, and Section 11.18 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of Section 11.07(b), Section 11.12, Section 11.18 and this Section 11.02(c)) may not be modified, waived or terminated in a manner that is materially adverse to the Financing Sources (taken as a whole) without the prior written consent of the Financing Sources.
Section 11.03    Expenses. Except as specifically set forth in this Agreement, all costs and expenses incurred in connection with this Agreement and the other Transaction Agreements and the related transactions, including all fees and expenses of each party’s counsel, accountants and other Representatives, will be paid by the party incurring such cost or expense. Buyer shall be responsible for and shall pay all stock transfer Taxes, real property transfer or mortgage Taxes, sales Taxes, documentary stamp Taxes, recording charges and other similar Taxes, if any, arising from the Contemplated Transactions.

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Section 11.04    Waiver of Conflicts Regarding Representation; Non-Assertion of Attorney Client Privilege. Buyer, on behalf of itself and its Affiliates (including the Acquired Companies following the Closing) (Buyer and all such other Persons, “Buyer Related Parties”) hereby waives, any claim that Kirkland & Ellis LLP, Nob Hill Law Group, P.C. or any other legal counsel representing any of the Acquired Companies prior to the Closing (each, a “Prior Company Counsel”) in connection with this Agreement or its subject matter or the transactions contemplated hereby (“Pre-Closing Representation”) has a conflict of interest or is otherwise prohibited from representing any Stockholder, the Stockholders’ Representative or any of their respective officers, directors, members, managers or Affiliates (“Stockholder Related Parties”) in any dispute with any of the Buyer Related Parties or any other matter involving this Agreement or its subject matter or the transactions contemplated hereby, in each case, after the Closing Date (“Post-Closing Representation”), even though the interests of one or more of the Stockholder Related Parties in such dispute or other matter may be directly adverse to the interests of one or more of the Buyer Related Parties and even though Prior Company Counsel may have represented one or more of the Acquired Companies in a matter substantially related to such dispute or other matter and may be handling ongoing matters for one or more of the Buyer Related Parties. Buyer, on behalf of the Buyer Related Parties, hereby covenants and agrees, that, as to all communications between any Prior Company Counsel, on the one hand, and any Stockholder Related Parties or any Acquired Company (with respect to the Acquired Companies, solely prior to the Closing), on the other hand, that relate in any way to the Pre-Closing Representation, the attorney-client privilege and the expectation of client confidence shall be owned solely by and controlled by such Stockholder Related Party (and, in the case of the Acquired Companies with respect to any matters and disputes adverse to, prior to the Closing, the Stockholders’ Representative), and shall not pass to or be claimed by any Buyer Related Parties. This Section 11.04 shall survive the Closing and shall remain in effect. Without limitation of the foregoing, no Buyer Related Parties may use or rely on any communications described in the immediately preceding sentence in any claim, dispute, action, suit or proceeding against or involving any of the Stockholder Related Parties. Notwithstanding the foregoing, if after the Closing a dispute arises between Buyer or the Acquired Companies, on the one hand, and a third party other than (and unaffiliated with) any Stockholder Related Party, on the other hand, then the Company (to the extent applicable) may assert the attorney-client privilege to prevent disclosure to such third party of confidential communications by Prior Company Counsel; provided, however, that neither Buyer nor any Acquired Company may intentionally waive such privilege without the prior written consent of the Stockholders’ Representative, which consent shall not be unreasonably withheld, delayed or conditioned. Further, no Stockholder Related Party may intentionally waive the privilege applicable to any confidential communications between an Acquired Company and Prior Company Counsel without the prior written consent of Buyer, which consent shall not be unreasonably withheld, delayed or conditioned. This Section 11.04 is for the benefit of the Stockholders’ Representative and the Stockholder Related Parties and each Prior Company Counsel, and the Stockholder Related Parties and each Prior Company Counsel are express third party beneficiaries of this Section 11.04. This Section 11.04 shall be irrevocable, and no term of this Section 11.04 may be amended, waived or modified, without the prior written consent of the Stockholders’ Representative and the Prior Company Counsel affected thereby.
Section 11.05    Successors and Assigns. The provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns;

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provided, that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of each other party hereto. Notwithstanding the foregoing, Buyer will be permitted to assign its rights under this Agreement (i) to an Affiliate of Buyer and (ii) effective at and after the Closing Date, to any parties providing the Debt Financing pursuant to the terms thereof for purposes of creating a security interest herein or otherwise assign as collateral in respect of such Debt Financing, in each case without obtaining consent from any other party; provided that no such assignment described in clause (i) or (ii) above shall relieve Buyer of its obligations hereunder.
Section 11.06    Governing Law. This Agreement will be governed by and construed in accordance with the law of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.
Section 11.07    Jurisdiction.
(a)    Except as otherwise expressly provided in this Agreement, each party to this Agreement, by its execution hereof, (i) hereby irrevocably submits to the exclusive jurisdiction of the United States District Court located in the State of Delaware and the Court of Chancery of the State of Delaware located in Wilmington, Delaware for the purpose of any action, claim, cause of action or suit (in contract, tort or otherwise), in any way arising out of or relating to this Agreement, its negotiation or terms, or the transactions contemplated hereby, (ii) hereby waives to the extent not prohibited by Applicable Law, and agrees not to assert by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, that the venue is improper, or that this Agreement or the subject matter hereof may not be enforced in or by such court and (iii) hereby agrees not to commence or prosecute any such action, claim, cause of action or suit other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise. Each party hereby consents to service of process in any such proceeding in any manner permitted by Delaware law, and further consents to service of process by nationally recognized overnight courier service guaranteeing overnight delivery, or by registered or certified mail, return receipt requested, at its address specified pursuant to Section 11.01. Notwithstanding the foregoing in this Section 11.07, a party hereto may commence any action, claim, cause of action or suit in a court other than the above-named courts solely for the purpose of enforcing an order or judgment issued by one of the above-named courts.
(b)    Notwithstanding anything in Section 11.07(a) to the contrary, with respect to any action, claim, cause of action or suit of any kind or description (in contract, tort or otherwise) involving any Financing Source arising out of or relating to this Agreement or the agreements delivered in connection herewith or any of the transactions contemplated hereby or thereby, the Debt Financing or the Debt Commitment Letter or the performance of services thereunder, each of the parties hereto agrees that (i) such action, claim, cause of action or suit shall be subject to the

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exclusive jurisdiction of the United States District Court for the Southern District of New York or any New York State court sitting in the Borough of Manhattan and any appellate court therefrom, (ii) it waives to the extent not prohibited by Applicable Law, and agrees not to assert by way of motion, as a defense or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that any such proceeding brought in one of the above-named courts is improper, that the venue is improper, or that matters related to the Debt Financing may not be enforced in or by such court and (iii) it will not commence or prosecute any such action, claim, cause of action or suit involving any Financing Source other than before one of the above-named courts, nor to make any motion or take any other action seeking or intending to cause the transfer or removal of any such action, claim, cause of action or suit to any court other than one of the above-named courts, whether on the grounds of inconvenient forum or otherwise.
Section 11.08    WAIVER OF JURY TRIAL. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW WHICH CANNOT BE WAIVED, EACH OF THE PARTIES HERETO HEREBY WAIVES AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE) ANY RIGHT TO TRIAL BY JURY IN RESPECT OF ANY ISSUE, ACTION, CLAIM, CAUSE OF ACTION OR SUIT (IN CONTRACT, TORT OR OTHERWISE), IN ANY WAY ARISING OUT OF OR RELATED TO THIS AGREEMENT, ITS NEGOTIATION OR TERMS, OR THE TRANSACTIONS CONTEMPLATED HEREBY (INCLUDING THE DEBT FINANCING), IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT IT HAS BEEN INFORMED BY THE COMPANY THAT THIS SECTION 11.08 CONSTITUTES A MATERIAL INDUCEMENT UPON WHICH SUCH OTHER PARTIES ARE RELYING AND WILL RELY IN ENTERING INTO THIS AGREEMENT AND ANY OTHER AGREEMENTS RELATING HERETO OR CONTEMPLATED HEREBY. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 11.08 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.
Section 11.09    NO OTHER REPRESENTATIONS. EACH OF BUYER AND MERGERSUB SPECIFICALLY ACKNOWLEDGES AND AGREES THAT EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 3 (AS MODIFIED BY THE DISCLOSURE SCHEDULES), NEITHER THE COMPANY NOR ANY OTHER PERSON MAKES, OR HAS MADE, ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO THE COMPANY OR ITS SUBSIDIARIES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF BUYER AND MERGERSUB SPECIFICALLY ACKNOWLEDGES AND AGREES TO THE COMPANY’S EXPRESS DISAVOWAL AND DISCLAIMER OF ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY THE COMPANY OR ANY OF ITS AFFILIATES, OR ITS OR THEIR RESPECTIVE PARTNERS, MEMBERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES, AND OF ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO ANY OF BUYER, MERGERSUB OR THEIR RESPECTIVE AFFILIATES

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OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, DOCUMENTS, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO ANY OF BUYER, MERGERSUB OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES BY ANY PARTNER, MEMBER, DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF THE COMPANY OR ANY OF ITS AFFILIATES OR REPRESENTATIVES). EACH OF BUYER AND MERGERSUB ACKNOWLEDGES THAT IT HAS CONDUCTED TO ITS SATISFACTION ITS OWN INDEPENDENT INVESTIGATION OF THE CONDITION, OPERATIONS AND BUSINESS OF THE COMPANY AND ITS SUBSIDIARIES AND, IN MAKING ITS DETERMINATION TO PROCEED WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, EACH OF BUYER AND MERGERSUB HAS RELIED ON THE RESULTS OF ITS OWN INDEPENDENT INVESTIGATION. IN FURTHERANCE OF THE FOREGOING, AND NOT IN LIMITATION THEREOF, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 3 (AS MODIFIED BY THE DISCLOSURE SCHEDULES), EACH OF BUYER AND MERGERSUB SPECIFICALLY ACKNOWLEDGES AND AGREES THAT THE COMPANY DOES NOT MAKE, NOR HAS MADE, ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO ANY FINANCIAL PROJECTION, FORECAST OR OTHER INFORMATION DELIVERED TO ANY OF BUYER, MERGERSUB OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES WITH RESPECT TO THE PERFORMANCE OF THE COMPANY OR ITS SUBSIDIARIES WHETHER BEFORE, ON OR AFTER THE CLOSING DATE. EACH OF BUYER AND MERGERSUB SPECIFICALLY ACKNOWLEDGES AND AGREES THAT THE COMPANY DOES NOT MAKE, NOR HAS MADE (NOR HAS AUTHORIZED ANY OTHER PERSON TO MAKE ON ITS BEHALF), ANY REPRESENTATIONS OR WARRANTIES TO BUYER OR MERGERSUB REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE COMPANY OR ITS SUBSIDIARIES. BUYER AND MERGERSUB SHALL ACQUIRE THE COMPANY AND ITS SUBSIDIARIES (A) WITHOUT ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AS TO THE QUALITY, MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE, CONFORMITY TO SAMPLES, OR CONDITION OF THE COMPANY, THE COMPANY’S SUBSIDIARIES, ANY ASSETS OR ANY PART THEREOF AND (B) IN AN “AS IS” CONDITION AND ON A “WHERE IS” BASIS, EXCEPT, IN EACH CASE, FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE 3 (AS MODIFIED BY THE DISCLOSURE SCHEDULES). EACH OF BUYER AND MERGERSUB HEREBY WAIVES, ON BEHALF OF ITSELF AND ITS SUBSIDIARIES (INCLUDING, AFTER THE CLOSING, THE SURVIVING CORPORATION AND EACH OF ITS SUBSIDIARIES) AND ITS AFFILIATES, FROM AND AFTER THE CLOSING, TO THE FULLEST EXTENT PERMITTED UNDER APPLICABLE LAW, ANY AND ALL RIGHTS, CLAIMS AND CAUSES OF ACTION IT MAY HAVE AGAINST THE STOCKHOLDERS, THE STOCKHOLDERS’ REPRESENTATIVE, ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OFFICER, DIRECTOR, MANAGER, MEMBER, PARTNER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF ANY OF THE FOREGOING, AND AGREES NO RECOURSE SHALL BE SOUGHT OR GRANTED AGAINST ANY OF THEM, RELATING TO THE OPERATION OF THE COMPANY, THE COMPANY’S SUBSIDIARIES OR THEIR RESPECTIVE BUSINESSES OR RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT (INCLUDING THE REPRESENTATIONS, WARRANTIES AND COVENANTS CONTAINED

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HEREIN, AND ANY CERTIFICATE, INSTRUMENT, OPINION OR OTHER DOCUMENTS DELIVERED HEREUNDER) AND THE TRANSACTIONS CONTEMPLATED HEREBY, WHETHER ARISING UNDER OR BASED UPON ANY FEDERAL, STATE, LOCAL OR FOREIGN STATUTE, LAW, ORDINANCE, RULE OR REGULATION OR OTHERWISE (INCLUDING ANY RIGHT, WHETHER ARISING AT LAW OR IN EQUITY, TO SEEK INDEMNIFICATION, CONTRIBUTION, COST RECOVERY, DAMAGES, OR ANY OTHER RECOURSE OR REMEDY, INCLUDING AS MAY ARISE UNDER COMMON LAW). FURTHERMORE, WITHOUT LIMITING THE GENERALITY OF THIS SECTION 11.09, NO CLAIM SHALL BE BROUGHT OR MAINTAINED BY ANY OF BUYER, MERGERSUB OR ANY OF THEIR RESPECTIVE SUBSIDIARIES OR AFFILIATES (INCLUDING, AFTER THE CLOSING, THE SURVIVING CORPORATION AND EACH OF ITS SUBSIDIARIES) AGAINST THE STOCKHOLDERS, THE STOCKHOLDERS’ REPRESENTATIVE, ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OFFICER, DIRECTOR, MANAGER, MEMBER, PARTNER, EMPLOYEE, AGENT, CONSULTANT OR REPRESENTATIVE OF ANY OF THE FOREGOING, AND NO RECOURSE SHALL BE SOUGHT OR GRANTED AGAINST ANY OF THEM, BY VIRTUE OF OR BASED UPON ANY ALLEGED MISREPRESENTATION OR INACCURACY IN OR BREACH OF ANY OF THE REPRESENTATIONS, WARRANTIES OR COVENANTS SET FORTH OR CONTAINED IN THIS AGREEMENT, ANY CERTIFICATE, INSTRUMENT, OPINION OR OTHER DOCUMENTS DELIVERED HEREUNDER, THE SUBJECT MATTER OF THIS AGREEMENT, THE BUSINESS, THE OWNERSHIP, OPERATION, MANAGEMENT, USE OR CONTROL OF THE BUSINESS OF THE COMPANY OR THE COMPANY’S SUBSIDIARIES, ANY OF THEIR ASSETS, ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY ACTIONS OR OMISSIONS AT OR PRIOR TO THE CLOSING DATE. NOTHING CONTAINED IN THIS AGREEMENT IS INTENDED TO, OR WILL HAVE THE EFFECT OF, WAIVING ANY RIGHTS OF BUYER TO PURSUE CLAIMS (A) AGAINST ANY OTHER PARTY HERETO ARISING FROM FRAUD IN CONNECTION WITH THE MAKING OF THE REPRESENTATIONS AND WARRANTIES SET FORTH IN THIS AGREEMENT (OTHER THAN THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 3.30 OF THIS AGREEMENT) OR (B) AGAINST ANY OTHER PARTY HERETO OR ANY NONPARTY AFFILIATE ARISING FROM FRAUD IN CONNECTION WITH THE PREPARATION OR PRODUCTION OF THE RESERVE INFORMATION SET FORTH IN SECTION 3.30 OF THE DISCLOSURE SCHEDULES OR THE PROCESS USED IN OBTAINING THE UNDERLYING DATA; PROVIDED THAT IN NO EVENT SHALL THE LIABILITY OF THE NONPARTY AFFILIATES FOR FRAUD AS SET FORTH IN THIS CLAUSE (B) EXCEED $106,250,000 IN THE AGGREGATE AND IN NO EVENT SHALL ANY SUCH CLAIM BE BROUGHT AGAINST ANY NONPARTY AFFILIATE AFTER THE FIRST (1ST) ANNIVERSARY OF THE CLOSING DATE.
Section 11.10    Specific Performance. The parties hereby expressly recognize and acknowledge that immediate, extensive and irreparable damage would result, no adequate remedy at law would exist, and damages would be difficult to determine in the event that any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached. Therefore, in addition to, and not in limitation of, any other remedy available to any party hereto, a party under this Agreement will be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as

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a remedy and without bond or other security being required. Such remedies, and any and all other remedies provided for in this Agreement, will, however, be cumulative in nature and not exclusive and will be in addition to any other remedies whatsoever which any party may otherwise have. Each of the parties hereto hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the parties. Each of the parties hereto hereby further acknowledges that the existence of any other remedy contemplated by this Agreement does not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief. Each party hereto hereby further agrees that in the event of any action by any other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds. Notwithstanding anything herein to the contrary, Buyer and MergerSub shall not be entitled and shall not seek, and in no event shall this Section 11.10 be used, alone or together with any other provision of this Agreement, to require the Company to remedy any breach of any representation or warranty of the Company made herein.
Section 11.11    Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed will be deemed to be an original and all of which together will be deemed to be one and the same instrument binding upon all of the parties hereto notwithstanding the fact that all parties are not signatory to the original or the same counterpart. For purposes of this Agreement, facsimile and pdf signatures will be deemed originals.
Section 11.12    Third Party Beneficiaries; No Recourse Against Third Parties.
(a)    No provision of this Agreement is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder; provided however, that the following Persons are expressly intended as third party beneficiaries with respect to the following specified sections of this Agreement and will have the right to enforce such specified sections against the parties to this Agreement: with respect to Section 6.07, the Persons who are the beneficiaries of the indemnification under such Section; with respect to Section 2.04, Section 2.05, Section 2.06, Section 2.12, Section 6.01, Section 7.01, Section 7.02, and Article 9, the Stockholders; with respect to Section 11.12(b), the Nonparty Affiliates; with respect to Section 11.04, each Prior Company Counsel; and, with respect to Section 11.12(a) and Section 11.02(c), Section 11.07(b), Section 11.08 and Section 11.18, each Financing Source.
(b)    Buyer shall not assert any claim against any Person who is not party to this Agreement, including without limitation any Stockholders, partners, members, controlling persons, directors, officers, employees, incorporators, managers, agents, Representatives, or Affiliates of any party hereto (or any Affiliate of any of the foregoing) (each a “Nonparty Affiliate” and, collectively, the “Nonparty Affiliates”) and Financing Sources with respect to matters arising under or relating to this Agreement or the Contemplated Transactions (including the Debt Financing) or hold or attempt to hold any Nonparty Affiliate or Financing Source liable for any actual or alleged inaccuracies, misstatements or omissions with respect to information furnished by the Company or

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such Persons concerning the Business, the Company, this Agreement or the Contemplated Transactions, to the maximum extent permitted by law.
(c)    Notwithstanding the preceding clause (b), Buyer retains the right, and nothing in this Agreement is intended to, or will have the effect of, waiving any rights of Buyer, to pursue claims against any Nonparty Affiliate for Fraud solely to the extent provided in the last sentence of Section 11.09.
Section 11.13    Entire Agreement. This Agreement and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.
Section 11.14    Severability. If any term, provision, covenant or restriction of this Agreement is held by any Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
Section 11.15    Negotiation of Agreement. Each of the parties hereto acknowledges that it has been represented by independent counsel of its choice throughout all negotiations that have preceded the execution of this Agreement and that it has executed the same with consent and upon the advice of said independent counsel. Each party hereto and its counsel cooperated in the drafting and preparation of this Agreement and the documents referred to herein, and any and all drafts relating thereto will be deemed the work product of the parties and may not be construed against any party by reason of its preparation. Accordingly, any rule of law or any legal decision that would require interpretation of any ambiguities in this Agreement against the party that drafted it is of no application and is hereby expressly waived.
Section 11.16    Schedules; Construction.
(a)    Generally. Attached to this Agreement are certain schedules supplementing the terms and conditions of this Agreement, which schedules are hereby incorporated into and made a part of this Agreement as if set forth in full herein. Except solely in the case of the Disclosure Schedules, the provisions set forth in the schedules shall constitute binding agreements of the parties hereto and shall be construed to constitute an integral part of this Agreement and this Agreement and such schedules shall together constitute one and the same agreement.
(b)    Disclosure Schedules. The headings, if any, of the individual sections of each of the Disclosure Schedules are inserted for convenience only and will not be deemed to constitute a part thereof or a part of the Agreement. The Disclosure Schedules are arranged in sections corresponding to those contained in this Agreement merely for convenience, and the disclosure of an item in one

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section of the Disclosure Schedules referenced in Article 3 as an exception to any particular representation or warranty in Article 3 will be deemed adequately disclosed as an exception with respect to all other representations or warranties in Article 3, notwithstanding the presence or absence of an appropriate section of the Disclosure Schedules with respect to such other representations or warranties or an appropriate cross-reference thereto; provided that the relevance of such disclosure to the specific representation or warranty or a given part of the Disclosure Schedules referenced in Article 3 is reasonably apparent from the face and terms of such disclosure. The mere inclusion of an item in the Disclosure Schedules as an exception to a representation or warranty will not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in the Disclosure Schedules, that such information is required to be listed in the Disclosure Schedules or that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance, that such item has had, or is expected to result in, a Material Adverse Effect, or that such item actually constitutes noncompliance with, or a violation of, any Applicable Law, Permit or contract or other topic to which such disclosure is applicable.
Section 11.17    Treatment of Confidential Information.
(a)    GGPE, for itself and any other Golden Gate entities, funds and Affiliates, acknowledges that it has or may have had in the past, currently has and in the future may have access to Confidential Information of the Acquired Companies and the Business and Buyer and its Affiliates. GGPE, for itself and any other Golden Gate entities, funds and Affiliates, agrees that it will, and will cause all other Golden Gate entities, funds and Affiliates to, keep confidential all that Confidential Information furnished to Golden Gate and, except with the specific prior written consent of Buyer, will not disclose that Confidential Information to any Person except (i) Representatives of Buyer and (ii) Golden Gate’s own Representatives, provided that those Representatives agree to the confidentiality provisions of this Section 11.17; provided, however, that, for purposes of this Section 11.17, Confidential Information does not include such information as (A) is publicly available as of the date hereof, (B) later becomes known to the public generally through no fault of Golden Gate, (C) is independently developed by Golden Gate without reference to or reliance on any information referenced hereunder or (D) is required to be disclosed by Applicable Law or Governmental Order, provided, that prior to the disclosure by Golden Gate of any information under this clause (D), Golden Gate will give prior written notice thereof to Buyer and provide Buyer with the opportunity to contest that disclosure (to the extent allowable by the Applicable Law or Governmental Order).
(b)    Because of (i) the difficulty of measuring economic losses as a result of the breach of the foregoing covenants in Section 11.17(a) and (ii) the immediate and irreparable damage that would be caused to Buyer for which it would have no other adequate remedy, in the event of a breach or threatened breach by Golden Gate of the provisions of this Section 11.17 with respect to any Confidential Information, Buyer will be entitled to an injunction restraining Golden Gate from disclosing, in whole or in part, that Confidential Information. Nothing herein shall be construed as prohibiting Buyer from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages.

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Section 11.18    Provisions Related to Financing Sources. Notwithstanding anything herein to the contrary, each of the Company and the Stockholders’ Representative agrees that neither it, nor any of its former, current or future representatives, Affiliates, successors or assigns (collectively, “Seller Related Parties”), shall have any claim against any Financing Source participating in the Debt Financing or any of their respective former, current or future representatives, Affiliates, successors or assigns (collectively, “Financing Related Parties”), nor shall any Financing Related Party have any liability whatsoever to the Company, the Stockholders’ Representative or any Seller Related Party, in connection with the Debt Financing or in any way relating to this Agreement or any of the Contemplated Transactions, whether at law, in equity, in contract, in tort or otherwise, in each case, whether arising, in whole or in part, out of comparative, contributory or sole negligence by any Financing Related Party. For the avoidance of doubt, nothing contained herein is intended to, nor shall it, result in the waiver of any rights or privileges of Buyer, the Company or their respective Affiliates under the documents entered into in connection with the Debt Financing.
[Signature Pages Follow]
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

EP ACQUISITION PARENT, INC.
By:
Name:
Title:

U.S. SILICA COMPANY
By:
Name:
Title:

TRANQUILITY ACQUISITION CORP.
By:
Name:
Title:

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EPMC PARENT LLC, solely in its capacity as the Stockholders’ Representative
By:
Name:
Title:
GOLDEN GATE PRIVATE EQUITY, INC., solely for purposes of Section 11.17
By:
Name:
Title:

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